Exhibit 2
ASSET PURCHASE AGREEMENT
dated as of
September 20, 2006,
by and among
SUPERIOR INDUSTRIES INTERNATIONAL, INC.,
as Seller,
SAINT JEAN INDUSTRIES, INC.,
as Buyer,
and
SAINT JEAN INDUSTRIES, SAS

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is entered into as of September 20, 2006, by and among Saint Jean Industries, Inc., a Delaware corporation (the “Buyer”), Saint Jean Industries, SAS, a French simplified joint stock company (“SJI”), and Superior Industries International, Inc., a California corporation (the “Seller”).
RECITALS:
     WHEREAS, the Seller engages in, among its other business operations, the Business (as defined below) through its wholly-owned subsidiary Superior Automotive Components LLC, an Arkansas limited liability company (the “Company”), and through its wholly-owned subsidiary Superior Industries International—Arkansas, an Arkansas corporation (“SII—Arkansas”) also owns the Owned Real Property (as defined below) on which the principal facilities of the Business are situated; and
     WHEREAS, the Buyer is a wholly-owned subsidiary of SJI, and has been formed by SJI for the purposes of acquiring assets of the Business and continuing the operation of the Business; and
     WHEREAS, subject to the terms and conditions set forth herein, the Seller desires to sell, and cause the Company and SII—Arkansas to sell, substantially all of its, the Company’s and SII—Arkansas’ assets, properties, rights and interests relating to the Business and the Owned Real Property to the Buyer, and the Buyer desires to purchase and acquire such assets, properties, rights and interests for the consideration, and for the assumption by the Buyer of certain specified liabilities relating to the Business and the Owned Real Property, as set forth in this Agreement.
AGREEMENT:
     In consideration of the mutual promises contained herein and intending to be legally bound the parties agree as follows:
ARTICLE 1
DEFINITIONS/PURCHASE & SALE/CLOSING
     1.1 Definitions.
     For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,
          (a) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

          (b) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,
          (c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and
          (d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision (unless otherwise expressly provided).
     As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply:
     “Accounts Receivable” has the meaning set forth in Section 1.2(a)(ii).
     “Acquired Assets” has the meaning set forth in Section 1.2.
     “Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.
     “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The Seller, the Company and SII—Arkansas are Affiliates. The Buyer and SJI are Affiliates.
     “Aggregate Pre-Closing Taxes” has the meaning set forth in Section 8.8(a).
     “Agreement” means this Agreement by and among the Buyer, SJI and the Seller as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.
     “Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.
     “Arbitration Referral Period” has the meaning set forth in Section 8.6.
     “Assumed Contracts” has the meaning set forth in Section 1.2(a)(viii).
     “Assumed Liabilities” has the meaning set forth in Section 1.5.
     “Basket Amount” has the meaning set forth in Section 8.4.
     “Bill of Sale and Assumption Agreement” has the meaning set forth in Section 1.2(a).
     “Business” means the aluminum suspension components business operated by the Seller through the Company as presently conducted, and shall be deemed to include the following incidents of such business: income, cash flow, operations, condition (financial or other), assets/properties, liabilities, personnel/ management.
     “Buyer Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article 3 hereof.
     “Buyer Note” has the meaning set forth in Section 1.7.
     “Claims” has the meaning set forth in Section 8.10.
     “Closing” means the consummation of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities under this Agreement.
     “Closing Date” means the date of the Closing.
     “COBRA” has the meaning set forth in Section 1.6(vi).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral Agreement” has the meaning set forth in Section 6.3(c).
     “Collection Period” has the meaning set forth in Section 5.5.
     “Company” has the meaning set forth in the first recital.
     “Contract” means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.
     “Deed” has the meaning set forth in Section 1.2(a).
     “Direct Claim” has the meaning set forth in Section 8.6.
     “Effective Time” means September 24, 2006, at 11:59 P.M., Central Daylight Time,
     “Employee Plans” means, collectively, all “employee benefit plans” as defined in Section 3(3) of ERISA, all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and all other employee benefit plans, contacts, programs, funds, or arrangements in respect of any employees of the Seller related to the Business that are sponsored by the Seller.
     “Encumbrance” means any mortgage, pledge, lien, security interest, charge, attachment, equity, reservation of mineral interests by the Seller or any Seller Affiliate, or other encumbrance, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term “Encumbrance” shall not include (i) Encumbrances reflected in the Interim Balance Sheet, (ii) statutory liens for Taxes, assessments or other governmental charges not yet delinquent or the amount of which is being contested in good faith by appropriate proceedings, (iii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property that do not and will not, individually or in the aggregate, materially affect the use of such real property, (iv) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security, (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that (A) payment of such obligations is not in arrears or otherwise due or (B) such liens do not and will not, individually or in the aggregate, materially affect the use of the Owned Real Property, (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws, (vii) Permitted Exceptions or (viii) other Encumbrances incurred in the ordinary course of business of the Business and not individually or in the aggregate material to the Business.
     “Environment” means soil, surface waters, groundwater, land, stream, sediments, surface or subsurface strata or media, ambient air, indoor or indoor air quality, including, without limitation, any material or substance used or contained in the physical structure of any building or improvement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.
     “Excluded Business” means all businesses, properties, assets and operations of the Seller and its Affiliates, other than the Business.
     “Final Balance Sheet” has the meaning set forth in Section 1.8(a).
     “Final Normalized Working Capital Statement” has the meaning set forth in Section 1.8(a).
     “Final Normalized Working Capital” has the meaning set forth in Section 1.8(a).
     “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
     “General Survival Period” has the meaning set forth in Section 8.3.
     “Governmental Entity” means any United States federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof).
     “Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.
     “Hazardous Substance” means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances,” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.
     “Indemnified Party” means the party entitled to indemnity under Article 8.
     “Indemnifying Party” means the party obligated to provide indemnification under Article 8.
     “Intellectual Property” means any of the following types of intellectual property of the Business that has been reduced to writing, including, without limitation, in electronic form and any other form, in any jurisdiction throughout the world: (a) Marks; (b) Internet domain names and rights in telephone numbers; (c) trade secrets and confidential business information (including ideas, processes, formulae, Product Designs, models, industrial designs, know-how, proprietary information and research and development, manufacturing and production processes and techniques, technical data, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals and documentation relating to quality); (d) software (including, but not limited to, source code, executable code, data, databases, and related documentation), website content and computer software; (e) advertisings and promotional materials; (f) other proprietary information, and (g) copies and tangible embodiments thereof (in whatever form or medium).
     “Interim Balance Sheet” has the meaning set forth in Section 2.3(b).
     “Interim Balance Sheet Date” means April 23, 2006.
     “Inventory” has the meaning set forth in Section 1.2(a)(iii).
     “IRS” means the Internal Revenue Service or any successor entity.
     “Knowledge” of: (i) the Seller means the knowledge of R. Jeffrey Ornstein, Steven Gamble and Craig Hoskins; and (ii) the Buyer means the knowledge of senior management of the Buyer or SJI.
     “Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.
     “Losses” means any and all losses, damages, obligations, liabilities, claims, awards, assessments, amounts paid in settlement, judgments, orders, decrees, fines and penalties, costs and expenses (including, without limitation, reasonable legal costs and expenses); provided, Losses shall not include punitive or exemplary damages.
     “Mark” means any brand name, copyright, patent, service mark, trademark, tradename, and all registrations or application for registration of any of the foregoing.
     “Material Adverse Effect” means a material adverse effect on the Business as presently conducted; provided, that in determining whether a Material Adverse Effect has occurred or will occur, the following shall be disregarded, and none of the following (alone or in combination) shall be deemed a Material Adverse Effect: (i) Net Losses (as defined below), (ii) general economic or industry downturns or conditions, (iii) adverse effects (including loss of employees or customers, reduction in revenue or income or business disruption) that result from the announcement or pendency of the transactions contemplated by this Agreement, (iv) Retained Assets and (v) Retained Liabilities.
     “Material Contract” has the meaning set forth in Section 2.4.
     “Net Losses” means the material net losses of the Business reflected on its financial statements and material net losses in future fiscal periods. Net Losses shall be deemed to include all business circumstances, financial conditions and results of operations that contributed to such Net Losses, and all reasonably foreseeable consequences of such Net Losses, circumstances, conditions and operations.
     “New Exception” has the meaning set forth in Section 4.8.
     “Non-Assigned Contracts” has the meaning set forth in Section 1.3(ii).
     “Normalized Working Capital” means, with respect to the Business, the working capital as calculated in the manner set forth on Schedule 1.1 attached hereto (i.e., including and excluding the line items and asset/liabilities types set forth thereon, and adopting the same principles used therein). The balance sheet included in Schedule 1.1 is referred to herein as the “Reference Balance Sheet.”
     “Order” means any decree, injunction, judgment, order, ruling, assessment or writ.
     “Owned Real Property” means the approximately 70 acres of real property located at 424 Industrial Park Drive, Heber Springs, Arkansas, owned by the Seller through SII—Arkansas, on which are situated two buildings of approximately 150,000 and 145,000 square feet, respectively, used for the business operations of the Business.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “Permit” means any license, permit, franchise or certificate of authority, or any waiver of the foregoing, required to be issued by any Governmental Entity.
     “Permitted Exceptions” has the meaning set forth in Section 4.8(b).
     “Person” means any individual, partnership, corporation, association, trust, limited liability company or partnership, joint venture, unincorporated organization or other entity, and any Governmental Entity.
     “Post-Closing Tax Periods” has the meaning set forth in Section 8.8(b).
     “Post-Closing Tax Returns” has the meaning set forth in Section 8.8(f)(ii).
     “PP&E” has the meaning set forth in Section 1.2(a)(v).

     “Pre-Closing Tax Period” has the meaning set forth in Section 8.8(a).
     “Pre-Closing Tax Returns” has the meaning set forth in Section 8.8(f)(i).
     “Preliminary Normalized Working Capital” has the meaning set forth in Section 1.7(c).
     “Preliminary Normalized Working Capital Statement” has the meaning set forth in Section 1.7(c).
     “Prepaids” has the meaning set forth in Section 1.2(a)(iv).
     “Product Designs” means the designs, plans and specifications for each product manufactured, sold, leased, or delivered by the Seller or the Company in connection with the Business as conducted immediately prior to the Effective Time, as such design, plan or specification existed at the Effective Time. The Buyer acknowledges that the Seller has incorporated the Buyer’s proprietary technology into the Seller’s manufacturing process in the Business.
     “Purchased Intellectual Property” has the meaning set forth in Section 1.2(a)(vi).
     “Purchased Permits” has the meaning set forth in Section 1.2(a)(ix).
     “Purchase Price” has the meaning set forth in Section 1.7.
     “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Material into the Environment.
     “Response Period” has the meaning set forth in Section 8.6.
     “Reserved Claims” has the meaning set forth in Section 8.3.
     “Retained Assets” has the meaning set forth in Section 1.3.
     “Retained Liabilities” has the meaning set forth in Section 1.6.
     “Seller Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article 2 hereof.
     “SII—Arkansas” has the meaning set forth in the second recital.
     “Straddle Period” has the meaning set forth in Section 8.8(c).
     “Subsidiary” means, as the case may be, any Person of which either the Seller or the Buyer (or other specified Person) shall own directly or indirectly at least a majority of the outstanding capital stock (or other equity interest) entitled to vote generally in the election of directors or in which either the Seller or the Buyer (or other specified Person) is a general partner or joint venturer without limited liability. The Company and SII—Arkansas are Subsidiaries of the Seller. The Buyer is a Subsidiary of SJI.
     “Tax” means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.
     “Tax Benefits Effects” has the meaning set forth in Section 8.10.
     “Tax Refunds” has the meaning set forth in Section 8.8(g).
     “Tax Return” means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes.
     “Time Limit” has the meaning set forth in Section 8.3.
     “Title Company” has the meaning set forth in Section 4.8.
     “Title Documents” has the meaning set forth in Section 4.8.
     “Title Policies” has the meaning set forth in Section 4.8.
     “Title Reports” has the meaning set forth in Section 4.8.
     “Transaction Documents” means this Agreement, the Buyer Note, the Collateral Agreement, the Bill of Sale and Assumption Agreement, and the Deed.
     “Transferred Employees” has the meaning set forth in Section 5.2(a).
     “WARN Act” has the meaning set forth in Section 1.6(vi).
     “Working Capital Target” means $8,099,099.
     1.2 Sale of Assets by Seller and Company.
          (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing (but effective as of the Effective Time), the Buyer shall purchase and acquire from the Seller, the Company or SII—Arkansas, as applicable, and the Seller shall, and shall cause the Company or SII—Arkansas to, sell, transfer, convey, assign and deliver to the Buyer by bill of sale and assumption agreement in the form attached hereto as Exhibit A (“Bill of Sale and Assumption Agreement”) and by deed in the form attached hereto as Exhibit B (“Deed”), all of the assets, properties, rights and interests of any nature whatsoever owned or held by the Seller, the Company or SII—Arkansas as of the Effective Time and used directly or indirectly primarily in the operation of the Business (collectively, the “Acquired Assets”), including, but not limited to, the following (without duplication):

               (i) Balance Sheet. All assets, properties, rights and interests of the Business set forth or which properly ought to be set forth on the Final Balance Sheet;
               (ii) Accounts Receivable. Except for certain accounts receivable included in the definition of Retained Assets in Section 1.3, all accounts receivable and any evidence thereof relating to or arising out of the Business and operation thereof and any payments received with respect thereto after the Effective Time (including cash or check payments in transit on the Effective Time) (collectively, “Accounts Receivable”). An itemized list of the Accounts Receivable as of August 20, 2006 is set forth in Schedule 1.2(ii);
               (iii) Inventory. The inventories of raw materials, supplies, work-in-progress and finished goods relating to the Business (collectively, “Inventory”). An itemized list of the Inventory as of August 20, 2006 is set forth in Schedule 1.2(a)(iii);
               (iv) Prepaids. Except as otherwise set forth herein, all prepaid expenses, advance payments, deposits, surety accounts and other similar assets of the Business, including prepaid deposits with suppliers and utilities (“Prepaids”). An itemized list of the Prepaids as of August 20, 2006 is set forth in Schedule 1.2(a)(iv);
               (v) Property, Plant and Equipment. All equipment, machines, assets in construction, office furniture and fixtures, computer equipment, office equipment, other furnishings, trucks, automobiles and other vehicles, and other tangible personal property of every kind and description, including tooling, wherever located, in each case related to the Business (collectively, “PP&E”). An itemized list of PP&E as of August 20, 2006 is set forth in Schedule 1.2(a)(v);
               (vi) Intellectual Property Rights. All Intellectual Property related to the Business (collectively, the “Purchased Intellectual Property”). An itemized list of Purchased Intellectual Property as of August 20, 2006 is set forth in Schedule 1.2(a)(vi);
               (vii) Business Records. All books, records, files, invoices, forms, accounts, correspondence, production records, engineering documentation, customs documentation, bills of operation, bills of material, customer lists, accounting manuals, studies, reports or summaries, whether reduced to writing, contained on electronic media or otherwise, relating, directly or indirectly, to the ownership or use of any of the Acquired Assets or other assets or properties associated with the Business;
               (viii) Contracts. Subject to Section 1.4, all rights, benefits and interests of the Seller in and to all of the Contracts relating to the Business (collectively, the “Assumed Contracts”). An itemized list of the Assumed Contracts as of August 20, 2006 is set forth on Schedule 1.2(a)(viii);
               (ix) Permits. All Permits to the extent transferable to the Buyer and issued in connection with the Business or operation thereof (the “Purchased Permits”). An itemized list of the Purchased Permits as of August 20, 2006 is set forth on Schedule 1.2(a)(ix);
               (x) Claims. All claims, causes of action and choses in action and rights against third parties or Governmental Entities if and to the extent that they relate to the

Business, the Acquired Assets or Assumed Liabilities, including without limitation, all rights under manufacturer’s and vendor’s warranties;
               (xi) Goodwill. The goodwill in, and going concern value of, the Business and operation thereof; and
               (xii) Real Estate. All of the Seller’s or SII—Arkansas’ right, title and interest in and to the Owned Real Property, together with all fixtures and improvements located thereat, in accordance with the provisions of Section 4.8 and the Deed.
          (b) Notwithstanding Section 1.2(a) or any other provision hereof or the Bill of Sale and Assumption Agreement or Deed, the Acquired Assets shall not include any Retained Assets.
     1.3 Retained Assets.
     The Seller, the Company or SII—Arkansas shall retain all, and the Buyer shall not purchase or acquire from the Seller, the Company or SII—Arkansas, any of the assets of the Seller or its Affiliates relating to the operation of the Excluded Business. In addition, the Acquired Assets shall not include the following assets, properties, rights and interests owned, used, occupied or held by or for the benefit of the Business (the “Retained Assets”):
               (i) Designated Assets. Those assets, properties, rights and/or interests, directly or indirectly, owned, used, occupied or held by or for the benefit of the Seller, the Company or SII—Arkansas in connection with the Business, each as set forth on Schedule 1.3(i);
               (ii) Non-Assigned Contracts. All of the rights and interests of the Seller, the Company or SII—Arkansas in, under or pursuant to any Contract entered into in connection with the Business, as set forth on Schedule 1.3(ii) (collectively, the “Non-Assigned Contracts);
               (iii) Non-Assignable Contracts. Without limiting the effect of Section 1.4, any Non-Assignable Contracts for which, but only so long as, the required Approval of a third Person necessary for the transfer thereof has not been obtained prior to the Closing, each as set forth on Schedule 1.3(iii);
               (iv) Cash and Cash Equivalents. All cash, cash equivalents and marketable securities, including, but not limited to, cash on hand maintained at the facilities of the Seller, the Company or SII—Arkansas, and cash, cash-equivalents and marketable securities in lock boxes or on deposit with or held by any financial institution and all bank accounts of the Seller, the Company or SII—Arkansas;
               (v) Corporate Books. All of the original stock record books and minute books of the Company or SII—Arkansas, original employment records and original tax exemption (e.g., resale) certificates previously provided to the Seller, the Company or SII—Arkansas by customers of the Business and similar corporate records required by Law to be retained by the Seller, the Company or SII—Arkansas, and one copy of the business records acquired by the Buyer pursuant to Section 1.2(a)(vii);
               (vi) Tax Refunds. All refunds, claims for refunds or credits of Taxes of the Seller, the Company or SII—Arkansas for periods ending on or prior to the Effective Time and the benefit of net operating loss carry-forwards or other credits of the Seller, the Company or SII—Arkansas, whether or not attributable to the Acquired Assets;
               (vii) Certain Accounts Receivable. Those certain accounts receivable described on Schedule 1.3(vii) hereto;
               (viii) Accounts Receivable from Employees. All rights to any accounts receivable from any employee of the Seller, the Company or SII—Arkansas (i.e., employee advances);
               (ix) Permits. All Permits relating to the Business to the extent they are not assignable or transferable to the Buyer on the Closing Date;
               (x) Insurance Policies. Except as expressly provided herein, all insurance policies and surety bonds and rights thereunder;
               (xi) Assets Used in Excluded Business. All assets used by the Seller in the Excluded Business;
               (xii) Seller’s Rights Under Transaction Documents. The Seller’s rights under the Transaction Documents;
               (xiii) Equity Interests. The equity interests the Seller holds in the Company or SII—Arkansas;
               (xiv) Certain Debt. Any intercompany receivable cash balances between the Seller and any of its Affiliates or between any of its Affiliates;
               (xv) Employee Plans. The Employee Plans and all assets related thereto; and
               (xvi) Deposits. Any deposit, advances, rebates and credits related to any Retained Liability.
     1.4 Non-Assignable Contracts.
     To the extent that any of the Assumed Contracts are not assignable to the Buyer on the Closing Date by reason of their terms, but would otherwise constitute Assumed Contracts (the “Non-Assignable Contracts”), for one hundred twenty (120) days after the Closing Date, the Seller shall use its commercially reasonable best efforts to obtain the consents necessary to assign such contracts to the Buyer. In the event there are any Non-Assignable Contracts, the Buyer, to the maximum extent permitted by Law, shall act during the one hundred twenty (120) day period after the Closing Date as the Seller’s agent and shall fulfill all of the obligations of the

Seller under the Non-Assignable Contracts. The Buyer shall also exercise all of the Seller’s rights under the Non-Assignable Contracts, including invoicing and collection. The Buyer shall be entitled to all sums collected by the Buyer or the Seller under the Non-Assignable Contracts. For one hundred twenty (120) days after the Closing Date, the Seller shall, consistent with instructions given by the Buyer, prepare or issue invoices or other documents, receive payments, and otherwise intervene with other parties to the Non-Assignable Contracts to enable the Buyer to receive the economic benefit of such Non-Assignable Contracts to the maximum extent permitted by Law. The allocation of rights and obligations between the Seller and the Buyer under Non-Assignable Contracts shall be the same as if the Non-Assignable Contracts had in fact been assigned on the Closing Date. All obligations of the Seller to the Buyer and all obligations of the Buyer to the Seller shall terminate on the one hundred twenty-first (121st) day after the Closing Date with respect to any Non-Assignable Contracts that have not been assumed by the Buyer within one hundred twenty (120) days after the Closing Date due to lack of consent to an assignment to the Buyer.
     1.5 Assumption of Liabilities.
     On the terms and subject to the conditions set forth in this Agreement, the Buyer shall, and SJI shall cause the Buyer to, assume, effective as of the Effective Time, and shall, and SJI shall cause the Buyer to, thereafter pay, perform and discharge as and when due the following liabilities and obligations of the Seller, the Company or SII—Arkansas relating to the Business and no others (collectively, the “Assumed Liabilities”):
               (i) Trade Accounts Payable. All liabilities and obligations under the Company’s trade accounts payable to suppliers of goods and services to the Business incurred by the Company in the amount set forth on the Final Balance Sheet. An itemized list of the trade accounts payable as of August 20, 2006 is set forth on Schedule 1.5(i);
               (ii) Items Received But Not Invoiced. All liabilities and obligations of the Seller or the Company in respect of the goods received by the Company but not yet invoiced by the Company’s suppliers in the amount set forth on the Final Balance Sheet. An itemized list of items received but not invoiced as of August 20, 2006 is set forth on Schedule 1.5(ii);
               (iii) Post-Effective Time Liabilities Relating to Acquired Assets. All liabilities and obligations relating to or associated with the Buyer’s or SJI’s ownership, use or operation of the Acquired Assets following the Effective Time, except as specifically provided in Section 1.6(xi) or (xii);
               (iv) Contracts. The obligations and liabilities accruing after the Effective Time under the Assumed Contracts; and
               (v) Balance Sheet. All other liabilities of the Business reflected on the Final Balance Sheet.
     1.6 Retained Liabilities.
     The Seller, the Company and SII—Arkansas shall retain and remain liable for and shall perform and discharge as and when due, and neither the Buyer nor SJI shall assume, or be responsible or liable with respect to, any liabilities or obligations of the Seller, the Company or SII—Arkansas which are not Assumed Liabilities, whether or not relating to the Acquired Assets (collectively the “Retained Liabilities”). The Retained Liabilities shall include, without limitation, the following (in each case excluding any liability or obligation assumed pursuant to Section 1.5, and excluding any liability or obligation to the extent such liability is expressly limited by Section 8.3 or 8.4):
               (i) all liabilities and obligations of and/or on behalf of the Seller, the Company or SII—Arkansas for costs and expenses incurred in connection with this Agreement or the negotiation and consummation of the transactions contemplated by this Agreement;
               (ii) all liabilities and obligations of the Seller, the Company or SII—Arkansas under any Non-Assigned Contract or any other agreements, contracts, leases or licenses which are not Assumed Contracts;
               (iii) except for liabilities and obligations expressly assumed by the Buyer and SJI pursuant to Section 1.5, all liabilities and obligations of the Seller, the Company or SII—Arkansas arising prior to the Effective Time under the Assumed Contracts;
               (iv) all employee-related liabilities of the Seller, the Company or SII—Arkansas accrued or arising out of actions, omissions or events occurring prior to the Effective Time, including, without limitation: (i) accrued salaries and wages, (ii) accrued vacation and sick pay, (iii) accrued payroll Taxes, (iv) withholdings, (v) charges of unfair labor practices, or (vi) discrimination complaints;
               (v) all liabilities and obligations of the Seller, the Company or SII—Arkansas for the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA to employees of the Seller or the Company;
               (vi) all liabilities and obligations of the Seller, the Company or SII—Arkansas pursuant to the Worker Adjustment and Retraining Notification Act (“WARN Act”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and all other liabilities and obligations to pay severance, termination pay, redundancy pay, pay in lieu of notice, accrued vacation pay, incentive bonus pay related to the transactions contemplated by this Agreement or other benefits to any current or former employee of the Seller, the Company or SII—Arkansas whose employment is terminated upon the consummation of the transactions contemplated by this Agreement;
               (vii) all liabilities and obligations in respect to all discretionary bonuses or incentive payments;
               (viii) all liabilities and obligations of the Seller, the Company or SII—Arkansas in respect of Employee Plans;
               (ix) all liabilities and obligations of the Seller or its Affiliates or the Business for work-related injuries or accidents that occurred prior to the Effective Time, whether a claim for such injuries or accidents is brought before or after the Effective Time;

               (x) all liabilities and obligations arising out of or relating to the manufacturing of products of the Business sold by the Seller, the Company or SII—Arkansas prior to the Effective Time, or manufactured (as determined under Section 2.14(d)) prior to the Effective Time (but excluding liabilities or obligations related to Product Designs), including without limitation, (i) damage to persons or property, regardless of whether such claim is brought before or after the Effective Time and regardless of whether such claim or demand is based on or arises under tort, negligence, contract, warranty, strict liability or any other legal theories, and (ii) any reasonable cost or expense incurred in connection with a recall of such products mandated by any Governmental Entity having jurisdiction;
               (xi) all liabilities and obligations arising out of or relating to the Product Design of any product of the Business manufactured before or after the Effective Time, regardless of when such liabilities or obligations arise, provided that the product in issue was manufactured according to and in compliance with the applicable Product Design, without material deviation from the Product Design or from the type of the Company’s past exploitation of the product, including without limitation (i) damage to persons or property, regardless of whether such claim is brought before or after the Effective Time and regardless of whether such claim or demand is based on or arises under tort, negligence, contract, warranty, strict liability or any other legal theories, and (ii) any reasonable cost or expense incurred in connection with a recall of such products mandated by any Governmental Entity having jurisdiction;
               (xii) all liabilities and obligations (i) under any warranty related to the operation of the Business prior to the Effective Time, including without limitation, any express or implied warranty related to products manufactured (as determined under Section 2.14(d)) prior to the Effective Time, or (ii) under any warranty related to Product Designs;
               (xiii) all liabilities and obligations arising out of or relating to the operation of the Business or the Seller’s, the Company’s or SII—Arkansas’ leasing, ownership or operation of any real property prior to the Effective Time, including without limitation, liabilities (including without limitation costs of clean up and remediation) resulting from (i) any Release of, or exposure to, any Hazardous Substance in connection with the operation of Business, (ii) any Release of, or any exposure to, any Hazardous Substance at any site to which any such Hazardous Substance migrated or was transported, whether such migration occurred before or after the Effective Time, (iii) the existence of any Hazardous Substance at or emanating from, any site on which the Business was or is conducted or the existence of any Hazardous Substance at, or emanating from, any site or to which any such Hazardous Substance migrated or was transported; (iv) any violation of any Environmental Law or Release of, exposure to or existence of Hazardous Material associated with the Retained Assets; and (v) or arising out of the environmental condition of the Owned Real Property;
               (xiv) except to the extent the Buyer expressly agreed to pay certain Taxes as set forth in other provisions of this Agreement, all liabilities and obligations of the Seller for income, sales, use, payroll or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement;
               (xv) all liabilities and obligations for Taxes now or hereafter imposed on the Business (including with respect to the employees engaged in the Business) or the

Acquired Assets or the Seller relating to any Tax period, or any portion of any Tax period ending before the Effective Time;
               (xvi) all liabilities or obligations associated with the Retained Assets and/or Excluded Business; and
               (xvii) liabilities relating to litigation involving the Business, the Acquired Assets, the Assumed Liabilities, the Seller or the Company arising out of actions, omissions or events occurring prior to the Effective Time.
     1.7 Closing Purchase Price Calculation.
          (a) Subject to the terms and conditions of this Agreement, the Buyer agrees, at the Closing (but effective as of the Effective Time), and SJI agrees to cause the Buyer, to (x) acquire the Acquired Assets from the Seller, the Company or SII—Arkansas, as applicable, and to pay to the Seller an aggregate price of seventeen million dollars ($17,000,000) (as may be adjusted pursuant to this Article I, the “Purchase Price”), of which fifteen million dollars ($15,000,000) shall be paid in cash and two million dollars ($2,000,000) shall be paid by the Buyer’s delivery to the Seller of a promissory note substantially in the form of Exhibit C hereto (the “Buyer Note”), and (y) assume the Assumed Liabilities. In the event that the Purchase Price is adjusted at Closing to exceed seventeen million dollars ($17,000,000), then either, as agreed by the Buyer and the Seller acting reasonably: (A) such excess shall not be paid to the Seller as Purchase Price, and the assets set forth on Schedule 1.7(a) shall automatically become Retained Assets, for the Seller’s sole benefit, such assets to be valued in accordance with such schedule, or (B) the principal amount of the Buyer Note shall be increased to reflect the amount by which the adjusted Purchase Price exceeds fifteen million dollars ($15,000,000), or (C) if the Buyer and the Seller mutually agree prior to Closing, other steps may be taken so as to cause the Purchase Price to be adjusted to an amount within the Buyer’s third-party financing commitment plus the financing provided by the Seller through its acceptance of the Buyer Note. For example, and without limitation, if the Purchase Price at Closing would be $17,100,000, but the Buyer’s third-party financing commitment is only $15,000,000 and the Seller is unwilling to increase the principal amount of the Buyer Note, assets set forth on Schedule 1.7(a) having an agreed value of $100,000 shall become Retained Assets.
          (b) At the Closing, the Purchase Price shall be either increased by the amount the Preliminary Normalized Working Capital (as determined pursuant to Section 1.7(c)) exceeds the Working Capital Target, or decreased by the amount the Preliminary Normalized Working Capital (as determined pursuant to Section 1.7(c)) is less than the Working Capital Target; provided, that neither the Buyer nor the Seller shall have any obligation to make a payment pursuant to this Section 1.7(b) if the difference between the Preliminary Normalized Working Capital and the Working Capital Target is less than or equal to fifty thousand dollars ($50,000) (it being understood that if the difference between the Preliminary Normalized Working Capital and the Working Capital Target exceeds fifty thousand dollars ($50,000), then the Buyer or the Seller, as the case may be, shall be obligated to make a payment equal only to fifty thousand dollars ($50,000) plus the amount of the excess over fifty thousand dollars ($50,000)). The Purchase Price may be subject to further adjustment as provided in Section 1.8. The Purchase

Price, as adjusted pursuant to this Section 1.7, shall be paid to the Seller on the Closing Date in immediately available funds and by delivery of the Buyer Note.
          (c) No later than one (1) day prior to the Closing Date, the Seller shall cause to be prepared and delivered to the Buyer the estimated unaudited balance sheet of the Business as of the Effective Time and a statement certifying the Seller’s good faith calculation of Normalized Working Capital as of the Effective Time prepared based on the estimated unaudited balance sheet of the Business (such statement, the “Preliminary Normalized Working Capital Statement”, and the Normalized Working Capital set forth thereon, the “Preliminary Normalized Working Capital”). The estimated unaudited balance sheet of the Business shall be prepared in the same manner and form, and applying the same principles, as the Reference Balance Sheet.
     1.8 Post-Closing Purchase Price Adjustment.
     The Purchase Price shall be adjusted after Closing as set forth in Section 1.8(e), which may be either an increase or decrease to the Purchase Price, and shall be made on the following terms and conditions:
          (a) As promptly as possible after the Closing Date, the Seller shall cause to be prepared a balance sheet of the Business as of the Effective Time (the “Final Balance Sheet”), which shall be prepared in the same manner and form, and applying the same principles, as the Reference Balance Sheet and which shall reflect by footnote or otherwise the adjustments necessary to conform to the definition of Normalized Working Capital set forth herein, and shall include, as necessary, a revised Schedule 1.2(ii) showing Accounts Receivable as of the Effective Time. As promptly as possible, but no later than thirty (30) days after the Closing Date, the Seller shall deliver to the Buyer the Final Balance Sheet and a statement certifying the Seller’s good faith calculation of the Normalized Working Capital of the Business as of the Effective Time (such statement to be attached hereto as Schedule 1.8(a), the “Final Normalized Working Capital Statement”, and the Normalized Working Capital set forth thereon, the “Final Normalized Working Capital”).
          (b) The Buyer and its independent certified public accountants may review the Final Balance Sheet, the Final Normalized Working Capital Statement, the Final Normalized Working Capital, the Preliminary Normalized Working Capital Statement and the Preliminary Normalized Working Capital and may make inquiry of the representatives of the Seller’s accountants and the Seller. The Seller shall, and shall cause its independent accountants to, cooperate and assist, to the extent reasonably requested by the Buyer and/or its independent accountants, in the review of the Final Balance Sheet, the Final Normalized Working Capital Statement, the Final Normalized Working Capital, the Preliminary Normalized Working Capital Statement and the Preliminary Normalized Working Capital, including, without limitation, by making available to the extent necessary books, records, work papers and personnel. If the Buyer disagrees with any material aspect of the Preliminary Normalized Working Capital and/or Final Normalized Working Capital calculations, the Buyer shall contact the Seller in writing to attempt to resolve the matter. The Seller agrees to diligently address the Buyer’s concerns regarding the calculations of the Preliminary Normalized Working Capital and/or Final Normalized Working Capital, but has no obligation to agree with the Buyer. The determination of the Preliminary Normalized Working Capital and Final Normalized Working Capital shall be binding and conclusive upon, and deemed accepted by, the Buyer and SJI unless the Buyer shall have notified the Seller in writing no later than thirty (30) days after receipt of the Final Normalized Working Capital Statement of any objection to the Final Normalized Working Capital or to Preliminary Normalized Working Capital or both. A notice under this Section 1.8(b) shall specify, in reasonable detail, the items in the calculation that are being disputed, and the Buyer and SJI shall be deemed to have agreed with all other items and amounts contained in the Preliminary Normalized Working Capital Statement and Final Normalized Working Capital Statement, as applicable, delivered by the Seller.
          (c) At the request of either the Buyer or the Seller, any dispute between the parties relating to the calculation of the Preliminary Normalized Working Capital and/or the Final Normalized Working Capital that cannot be resolved by them within thirty (30) days after receipt of notice of any objections to such calculation pursuant to Section 1.8(b) shall be referred to a mutually agreeable auditor independent of the parties for decision, which decision shall be final and binding on the parties. In making such decision, such auditor shall consider only those items or amounts on the Preliminary Normalized Working Capital Statement and/or the Final Normalized Working Capital Statement as to which the Buyer has disagreed. The parties agree that they will request that the auditor render its decision within thirty (30) days after referral of the dispute to the auditor for decision pursuant hereto. The fee of the auditor for, and relating to, the making of any such decision shall be borne by the parties equally.
          (d) The Final Balance Sheet, the Preliminary Normalized Working Capital and the Final Normalized Working Capital shall become final and binding on the parties hereto upon the earliest of (i) the expiration of the period within which the Seller may notify the Buyer of any objections thereto pursuant to Section 1.8(b) if no notice of objection has been given, (ii) agreement by the Seller and the Buyer that the Preliminary Normalized Working Capital and the Final Normalized Working Capital, together with any modifications thereto agreed by the Seller and the Buyer, shall be final and binding, or (iii) the date on which the auditor shall issue its decision with respect to any dispute relating to such calculation.
          (e) Within five (5) days after the determination of the Preliminary Normalized Working Capital and the Final Normalized Working Capital becomes final and binding on the parties hereto pursuant to Section 1.8(d), if the Final Normalized Working Capital is greater than the Preliminary Normalized Working Capital, the Buyer shall (and SJI shall cause the Buyer to) pay to the Seller the difference between the Final Normalized Working Capital and the Preliminary Normalized Working Capital, and if the Final Normalized Working Capital is less than the Preliminary Normalized Working Capital, the Seller shall pay to the Buyer the difference between the Final Normalized Working Capital and the Preliminary Normalized Working Capital; provided, however, that neither the Buyer nor the Seller shall have any obligation to make a payment pursuant to this Section 1.8(e) (and any related adjustment already made pursuant to Section 1.7(b) shall be reversed) if the difference between the Working Capital Target and the Final Normalized Working Capital is less than or equal to fifty thousand dollars ($50,000). All payments under this Section 1.8(e) shall be by adjustment to the principal amount of the Buyer Note or by wire transfer of immediately available funds to an account designated by the party receiving payment, as reasonably agreed by the Buyer and the Seller at the time payment is required.

     1.9 The Closing.
     The Closing will take place at the offices of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., 425 West Capitol Avenue, Little Rock, Arkansas 72201, on September 28, 2006, or on such later date as the Seller and the Buyer may agree.
     1.10 Tax Allocation.
     The Purchase Price shall be allocated among the Acquired Assets on the basis of a fair market valuation in accordance with Code § 1060. Each party will comply, and the Seller will cause the Company to comply, with the filing requirements of Code § 1060 and other applicable regulations and will provide to the other party a pre-filing copy of such filings.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER
     Matters disclosed by the Seller in the Seller Disclosure Schedule dated September 20, 2006 and previously delivered to the Buyer (the “Seller Disclosure Schedule”) in reference to any particular section will be deemed to be disclosed for all purposes of Article 2 of this Agreement. Except as disclosed, or as qualified by information set forth, in the Seller Disclosure Schedule, the Seller represents and warrants to the Buyer as of the date hereof and as of the Effective Time (except to the extent that the Seller’s representations and warranties expressly speak as of a specified earlier date) as follows:
     2.1 Organization and Related Matters.
     Each of the Seller and SII—Arkansas is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Seller and SII—Arkansas has all necessary power and authority to execute, deliver and perform this Agreement and any related agreements to which the Seller and SII—Arkansas is a party. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Company has all necessary power and authority to execute, deliver and perform this Agreement and any related agreements to which the Company is a party.
     2.2 Title.
     At the Closing (but effective as of the Effective Time) the Buyer will acquire good and valid title to the Acquired Assets (other than the Owned Real Property, as to which title insurance has been obtained) free of any Encumbrance.
     2.3 Financial Statements; Changes; Contingencies.
          (a) Annual Financial Statements. The Seller has delivered to the Buyer consolidated and consolidating balance sheets for the Business at December 31, 2005, 2004 and

2003 and the related consolidated and consolidating statements of operations, changes in stockholder’s equity and changes in financial position or cash flow for the periods then ended. Such statements of operations and cash flow present fairly in all material respects the results of operations and cash flows of the Business for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of the Business as of their respective dates, in light of the notes and other statements of accounting principles included therein.
          (b) Interim Financial Statements. The Seller has delivered to the Buyer consolidated and consolidating balance sheets for the Business at April 23, 2006 (the “Interim Balance Sheet”), and the related consolidated and consolidating statements of operations and cash flows and changes in stockholder’s equity for the periods then ended. The statements of operations and cash flows present fairly in all material respects the results of operations and cash flows of the Business for the respective periods covered, and the Interim Balance Sheet presents fairly in all material respects the financial condition of the Business as of its date, in each case, in light of the notes and other statements of accounting principles included therein.
          (c) Ordinary Course of Business. Since April 23, 2006, the Business has in all material respects been operated in the ordinary course of business consistent with past practice (except as may be otherwise permitted by the terms of this Agreement or as set forth in the Seller Disclosure Schedule, it being understood that the Business has incurred and will incur Net Losses, and that the Seller and the Company agreed to certain retention bonuses aggregating $90,000 with respect to nine employees for which the Seller or the Company are responsible).
     2.4 Material Contracts.
     Each Contract relating to the Business to which the Seller or any Subsidiary is a party or to which the Seller, any Subsidiary or any of their respective properties is subject or by which any thereof is bound with respect to which (a) after the Interim Balance Sheet Date obligates the Seller or the Company to pay an amount of $100,000 or more, (b) provides for an extension of credit other than in the ordinary course of business, (c) materially limits or restricts the ability of the Seller or any Subsidiary to conduct the Business, or (d) has a term that extends beyond one year from execution, shall be deemed to be a “Material Contract.” Schedule 2.4 lists each Material Contract (true copies of which, including all amendments and supplements, have been delivered or made available to the Buyer). Except as would not constitute a Material Adverse Effect: each Material Contract is valid and subsisting; the Seller or the applicable Subsidiary has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued; and no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by the Seller or its Subsidiary, as the case may be, or, to the Knowledge of the Seller, any other party or obligor with respect thereto, has occurred or as a result of this Agreement will occur. Except as would not constitute a Material Adverse Effect, consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, the Seller or any Subsidiary under any Material Contract.

     2.5 Taxes.
     There are no material Tax liens on the Acquired Assets or otherwise relating to the Business, other than the lien for Taxes not yet due or accrued.
     2.6 Real and Personal Property; Leases; Sufficiency of Assets.
          (a) Schedule 2.6 lists all material tangible and real property owned by the Company or the Seller or used primarily in the Business, properly identifies each of such properties as real property (or an interest in real property) or personal property and designates any leasehold interests therein. Except as would not constitute a Material Adverse Effect, all such material tangible and real properties are in a good state of maintenance and repair (except for ordinary wear and tear) and are adequate for use in the Business. Except as would not constitute a Material Adverse Effect, all material leasehold properties held by the Seller or any Subsidiary related to the Business as lessee are held under valid, binding and enforceable leases, subject only to such exceptions as are not, individually or in the aggregate, material to the Business. To the Knowledge of the Seller, there is no pending or threatened Action that would materially interfere with the quiet enjoyment of any such leasehold by the Seller or any such Subsidiary.
          (b) The Acquired Assets, together with the rights and interests to be afforded hereunder, constitute all of the material assets and properties used or held for use in the Business as presently conducted, excluding the Retained Assets.
     2.7 Intellectual Property.
     Schedule 2.7 lists any and all Marks, Products Designs and other material items of Intellectual Property used in connection with, or necessary to, the conduct of the Business in which the Seller or its Subsidiaries have an interest and the nature of such interest. Such assets include all Permits or other rights with respect to any of the foregoing. Except as would not have a Material Adverse Effect, the Seller or the Company have all rights, title and interest in and to all Intellectual Property used in connection with, or necessary to, the conduct of the Business sufficient to permit its use without payment or the incurrence of any obligation to any Person. Neither the Company nor the Seller (solely with respect to the Business) has received written notice claiming infringement by the Company or the Seller of the Intellectual Property used in connection with, or necessary to, the conduct of the Business, of any third person, and to the Seller’s Knowledge, there is no reasonable basis for any such claim.
     2.8 Authorization; No Conflicts.
     The execution, delivery and performance of this Agreement and any related agreements by the Seller has been duly and validly authorized by the Board of Directors of the Seller and by all other necessary corporate action on the part of the Seller. This Agreement and any Transaction Documents constitute the legally valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. The execution, delivery and performance of this Agreement by the Seller and the execution, delivery and performance of any

Transaction Documents by the Seller or any Subsidiary will not (a) violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, (1) the charter documents or by-laws of any of such entities or (2) in any respect any Material Contract of any of such entities, (b) result in the imposition of any Encumbrance against any asset or properties of the Seller or any Subsidiary, or (c) violate in any respect any Law, except, in the case of clauses (a)(2), (b) and (c), as would not constitute a Material Adverse Effect. Except as would not constitute a Material Adverse Effect, Schedule 2.8 lists all Permits and Approvals required to be obtained by the Seller or any Subsidiary to consummate the transactions contemplated by this Agreement. Except for matters identified in Schedule 2.8 as requiring that certain actions be taken by or with respect to a third party or Governmental Entity, and except as would not constitute a Material Adverse Effect, the execution and delivery of this Agreement by the Seller and the performance of this Agreement and any related or contemplated transactions by the Seller or any Subsidiary will not require filing or registration with, or the issuance of any Permit by, any other third party or Governmental Entity.
     2.9 Personnel.
          (a) Except as set forth on Schedule 2.9 (along with all documents setting out or otherwise related to such collective bargaining agreements), neither the Seller nor the Company is a party to or subject to any collective bargaining agreements with respect to the employees of the Business. Except as set forth on Schedule 2.9, as of the date hereof, to the Seller’s Knowledge, (i) no labor union or other collective bargaining unit represents or claims to represent any of the employees of the Business, (ii) there is no union campaign being conducted to solicit cards from employees of the Business to authorize a union to request a National Labor Relations Board certifications election with respect to the employees of the Business, and (iii) there are no unfair labor practice charges or other employee-related complaints, grievances or arbitrations against the Seller pending before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Department of Labor, any arbitration tribunal or other federal, state, local or other Governmental Authority by or concerning the employees of the Business.
          (b) The Seller is in compliance with all Labor Laws with respect to the Business, except where failure to be in compliance would not have a Material Adverse Effect. The Seller is not liable for any arrears or wages, benefits, taxes, damages or penalties for failing to comply with any Labor Laws, except for liabilities that do not constitute a Material Adverse Effect.
          (c) Schedule 2.9 sets forth the names of all present employees of the Business, their dates of hire, their positions and their total annual compensation (split between the base and incentive compensation).
     2.10 Permits.
     Except as would not constitute a Material Adverse Effect, the Seller and its Subsidiaries hold all material Permits that are required by any Governmental Entity to permit each of them to conduct the Business as now conducted, and all such Permits are valid and in full force and effect and to the Knowledge of the Seller will remain so upon consummation of the transactions contemplated by this Agreement. To the Knowledge of the Seller, no suspension, cancellation or termination of any of such Permits is threatened or imminent that could reasonably be expected to have a Material Adverse Effect.
     2.11 Compliance With Law; Legal Proceedings.
     The Seller and its Subsidiaries are organized and have conducted their respective businesses in relation to the Business in accordance with applicable Laws, and the forms, procedures and practices of the Seller and its Subsidiaries are in compliance with all such Laws, in each case to the extent applicable, the violation of which would have a Material Adverse Effect. As of the date hereof, there is no Order or Action pending or, to the Knowledge of the Seller, threatened, against the Seller or any Subsidiary of the Seller relating directly to the Business that individually or when aggregated with one or more other such Orders or Actions has or might reasonably be expected to have a Material Adverse Effect.
     2.12 ERISA. There are no liens against the Acquired Assets under Section 412(n) of the Code or Section 302(f) or 4068 of ERISA.
     2.13 Certain Interests.
     No Affiliate of the Seller, any Subsidiary nor any officer or director of any thereof, has any material interest in any property used in the Business; no such Person is indebted or otherwise obligated to the Seller or any Subsidiary; and neither the Seller nor any Subsidiary is indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from the Seller or any Subsidiary or the successor or assign of any thereof to any Person.
     2.14 Product Warranty; Product Defects; Product Liability.
          (a) Each product manufactured, sold, leased, or delivered by the Seller, the Company or SII—Arkansas in connection with the Business prior to the date hereof has been so in conformity with all applicable Products Designs, contractual specifications and all express and implied warranties, including, without limitation, any implied warranty of merchantability, fitness for particular purpose and non-infringement, and neither the Seller, the Company nor SII—Arkansas has any liability for replacement or repair thereof or other damages in connection therewith.
          (b) None of the Seller’s, the Company’s or SII—Arkansas’ products or materials supplied to third-parties in connection with the Business prior to the date hereof contains any defects (patent or latent) or may reasonably create any dangerous condition through intended use.
          (c) Neither the Seller, the Company nor SII—Arkansas has any liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller, the Company or SII—Arkansas prior to the date hereof in connection with the Business through intended use.
          (d) Notwithstanding anything in this Section 2.14 to the contrary, the representations and warranties in this Section 2.14 shall not apply to any product manufactured after the Effective Time. The date of manufacture of a product shall be determined by the casting date of the product (as determined by the records of the Business) and, if the casting date cannot be conclusively established, by the assembly date code as shown on the product in issue.
     2.15 No Brokers or Finders.
     No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Seller, any Subsidiary or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.
     2.16 Environmental Compliance.
     Except as set forth in Schedule 2.16, solely with respect to the Business, the Company, the Acquired Assets and the Owned Real Property, and specifically excluding all other assets and properties (real or personal) of the Seller and its Subsidiaries, (i) neither the Seller nor any Subsidiary has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted any Person to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in material violation of any Laws; (ii) to the Seller’s Knowledge there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business or the use of any property or facility of the Seller or any Subsidiary or any nearby or adjacent properties or facilities, which has created or might reasonably be expected to create any material liability under any Laws or which would require reporting to or notification of any Governmental Entity; (iii) to the Seller’s Knowledge, no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility of the Seller or any Subsidiary; and (iv) any Hazardous Substance handled or dealt with in any way in connection with the businesses of the Seller or any Subsidiary, whether before or during the Seller’s ownership, has been and is being handled or dealt with in all respects in material compliance with applicable Laws.
     2.17 Accounts Receivable.
     The Accounts Receivable arose from sales in the ordinary course of business, represent valid and subsisting obligations of their respective obligors, and are collectible in their full amount, upon the terms stated therein, less any associated reserve for bad debts set forth on the Final Balance Sheet.
     Each of the representations and warranties contained in this Article 2 shall be binding and enforceable against the Seller notwithstanding any independent investigation made by the Buyer.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
     Matters disclosed by the Buyer in the Buyer Disclosure Schedule dated September 20, 2006 and previously delivered to the Seller (the “Buyer Disclosure Schedule”) in reference to any particular section will be deemed to be disclosed for all purposes of Article 3 of this Agreement. Except as disclosed, or as qualified by information set forth, in the Buyer Disclosure Schedule, the Buyer represents and warrants to the Seller as of the date hereof and as of the Effective Time (except to the extent that the Buyer’s representations and warranties expressly speak as of a specified earlier date) as follows:
     3.1 Organization and Related Matters.
     The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Buyer has all necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party. SJI is a corporation duly organized, validly existing and in good standing under the laws of France. SJI has all necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.
     3.2 Authorization.
     The execution, delivery and performance of this Agreement and any related agreements by the Buyer and SJI has been duly and validly authorized by the Board of Directors of the Buyer and SJI and by all other necessary corporate action on the part of the Buyer and SJI. This Agreement constitutes the legal, valid and binding obligation of the Buyer and SJI, enforceable against the Buyer and SJI in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.
     3.3 No Conflicts.
     The execution, delivery and performance of this Agreement and any related agreements by the Buyer and SJI will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the charter documents or bylaws of the Buyer and SJI, (b) any Law to which the Buyer and SJI is subject or (c) any Contract to which the Buyer and SJI is a party that is material to the financial condition, results of operations or conduct of the business of the Buyer and SJI.
     3.4 No Brokers or Finders.
     No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of SJI, the Buyer or their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.

     3.5 Legal Proceedings.
     There is no Order or Action pending or to the best knowledge of the Buyer or SJI, threatened against or affecting the Buyer or SJI that individually or when aggregated with one or more other Actions has or might reasonably be expected to have a material adverse effect on the Buyer’s or SJI’s ability to perform this Agreement or any other aspect of the transactions contemplated by this Agreement.
     3.6 Financing.
     The Buyer currently has sufficient financing commitments from third-party lenders and/or liquid and unrestricted funds, and at Closing will have sufficient liquid and unrestricted funds available to pay all amounts required to be paid by the Buyer to the Seller at Closing.
     Each of the representations and warranties contained in this Article 3 shall be binding and enforceable against the Buyer notwithstanding any independent investigation made by the Seller.
ARTICLE 4
COVENANTS WITH RESPECT TO CONDUCT OF COMPANY PRIOR TO CLOSING
     4.1 Access.
     The Seller shall, and shall cause the Company and SII—Arkansas to, authorize and permit the Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel and representatives of prospective financing institutions of the Buyer) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of their respective businesses, to all of their respective properties, books, records, operating instructions and procedures, Tax Returns and all other information with respect to the Business as the Buyer may from time to time request, and to make copies of such books, records and other documents and to discuss their respective businesses with such other Persons, including, without limitation, their respective directors, officers, employees, accountants, counsel, suppliers, customers, and creditors, as the Buyer considers necessary or appropriate for the purposes of familiarizing itself with the Business, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and conducting an evaluation of the Business; provided, the Buyer will not contact any customers, suppliers or contract parties without the Seller’s prior consent, not to be unreasonably withheld. Notwithstanding the foregoing, any test of the Owned Real Property, soils and geological tests and environmental inspections, audits and tests (including the taking of soils and ground water samples) and such structural and other physical inspections as the Buyer may deem necessary or useful in connection with its acquisition of the Acquired Assets and the Owned Real Property may be conducted only to the extent permitted by Section 4.8.

     4.2 Reports; Financial Statements.
     The Seller will furnish to the Buyer, solely in relation to the Business, (i) as soon as available, and in any event within 10 days after it is prepared, any report by the Seller or any of its Subsidiaries for submission to its board of directors and other operating or financial reports (including any projections and budgets) prepared for management with respect to the Business, and the working papers related thereto, (ii) as soon as available, copies of all nonconfidential portions of all reports, renewals, filings, certificates, statements and other documents filed with any Governmental Entity, and (iii) monthly and quarterly unaudited consolidated and consolidating balance sheets, statements of operations and cash flow and changes in stockholder’s equity for the Company.
     4.3 Conduct of Business.
     The Seller agrees with and for the benefit of the Buyer that, solely in relation to the Business, neither the Seller nor any Subsidiary shall without the prior consent in writing of the Buyer, which consent may not be unreasonably withheld, other than as contemplated hereby:
          (a) conduct the Business in any manner except in the ordinary course; or
          (b) except as required by their terms, amend, terminate, or renegotiate any Material Contract or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any material respect in any of its obligations under any Material Contract or take any action that would reasonably be expected to jeopardize the continuance of its material supplier or customer relationships; or
          (c) terminate or fail to renew or preserve any material Permits; or
          (d) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by the Seller or any Subsidiary of more than $100,000 in any specific case or $200,000 in the aggregate; or
          (e) make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any director, officer, employee, stockholder or any of their respective Affiliates; or
          (f) grant any general or uniform increase in the rates of pay or benefits to employees (or a class thereof) of the Company, or grant any material increase in salary or benefits of any such employee; or
          (g) sell, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities, except (i) assets related to the Excluded Business, (ii) in the ordinary course of business or (iii) as contemplated by this Agreement; or
          (h) make any capital expenditures or commitments aggregating more than $100,000; or

          (i) agree to or make any commitment to take any actions prohibited by this Section 4.3;
provided, however, than any expenditure, liability incurrence or payment otherwise prohibited by this Section 4.3 shall be permitted to the extent the related amount is included in the calculation of Normalized Working Capital; provided further that any action otherwise contemplated by this Agreement shall not require any consent of the Buyer notwithstanding this Section 4.3.
     4.4 Notification of Certain Matters.
     The Seller shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Seller, of (i) the occurrence, or failure to occur, of any event that would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, and (ii) any failure of the Buyer or the Seller, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.
     4.5 Permits and Approvals.
     The Seller and the Buyer each agree to cooperate and use their commercially reasonable efforts to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to all) Approvals and Permits that may be necessary or which may be reasonably requested by the Buyer to consummate the transactions contemplated by this Agreement.
     4.6 Preservation of Business Prior to Closing Date.
     During the period beginning on the date hereof and ending on the Closing Date, (a) the Seller will use its commercially reasonable efforts to preserve the Business and to preserve the goodwill of customers, suppliers and others having business relations with the Seller and its Subsidiaries related to the Business, and (b) the Seller and the Buyer will consult with each other concerning, and the Seller will cooperate to keep available to the Buyer, the services of the officers and employees of the Seller and its Subsidiaries that the Buyer may wish to have the Seller and Subsidiaries retain related to the Business. Nothing in this Section shall obligate the Buyer, the Seller or any Subsidiary after the Closing to retain or offer employment to any officer or employee of the Seller or any Subsidiary. However, it is the intention of the Buyer to offer employment to substantially all of the existing employees of the Business and it is not contemplated that more than 50 full-time employees will be terminated within less than 60 days after the Closing.
     4.7 Government Filings.
          (a) The Seller and its Subsidiaries will make any and all filings required under the Hart-Scott-Rodino Act. The Buyer will make any and all filings required under the Hart-Scott-Rodino Act. The Seller and the Buyer shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of such laws. The Buyer will be solely responsible for all filing fees for the transactions contemplated hereby under the Hart-Scott-Rodino Act. The Seller and the Buyer will supply to each other copies of all correspondence, filings or communications, including file memoranda evidencing telephonic conferences, by such party or its affiliates with any Governmental Entity or members of its staff, with respect to the transactions contemplated by this Agreement and any related or contemplated transactions, except for documents filed pursuant to Item 4(c) of the Hart-Scott Rodino Notification and Report Form or communications regarding the same.
          (b) The Seller shall make such filings, give such notices and take such other acts as may be required for compliance with the WARN Act, and assist in the making of any filings required as a condition to the consummation of the transactions contemplated in this Agreement
     4.8 Transfer of Owned Real Property.
          (a) The Buyer acknowledges and agrees that prior to the date hereof, the Seller caused First American Title Insurance Company (the “Title Company”) to provide to the Buyer (i) preliminary commitments for title insurance for all of the Owned Real Property (collectively, the “Title Reports”), together with copies of each of the underlying documents listed as exceptions thereon (collectively, the “Title Documents”), and (ii) copies of a survey for the Owned Real Property, certified to the Title Company and in other respects sufficient to cause removal from the policy of title insurance of any exception based upon the lack of a survey of the Owned Real Property. From and after the date hereof and through the date of the Closing or the termination of this Agreement, upon prior written notice to the Seller, the Buyer or its agents, at its expense, shall have the right to enter upon the Owned Real Property at all reasonable times for the purposes of making any surveys, inspections, soil bearing or engineering or environmental tests which it may deem necessary and which otherwise comply with the terms and provisions of this Agreement. The Buyer and SJI assume all risks and shall indemnify and hold harmless the Seller from all claims, losses, damages and liability, for bodily injury, death or property damage or destruction, including any damage to or destruction of the Owned Real Property, arising out of or in any way connected with the Buyer’s exercise of the foregoing rights. The Buyer shall deliver to the Seller true and complete copies of any sampling data and reports produced in conjunction with any environmental investigations (including soil and groundwater testing). Unless otherwise required by Law, the Buyer shall not disclose the results of any environmental investigations to any governmental agency prior to the Closing Date without the prior written consent of the Seller, which may be withheld in the sole and absolute discretion of the Seller.
          (b) Buyer acknowledges and agrees that it has reviewed all of the Title Reports and Title Documents and Buyer hereby approves all matters shown on the Title Reports (which matters are referred to herein as the “Permitted Exceptions").
          (c) Notwithstanding anything to the contrary contained herein, if any new lien, covenant, condition, restriction, reservation, easement, right of way or other encumbrance affecting the Owned Real Property (each, a “New Exception”) becomes of record after the effective date of the Title Reports (other than an exception caused by the Buyer or consented to in writing by the Buyer), then (i) if the New Exception was caused or consented to by the Seller, then the Seller, at its own cost and expense, shall cause such New Exception to be removed prior to the Closing Date; or (ii) if the New Exception was not caused or consented to by the Seller, then the Seller may, but shall not be obligated to, remove such New Exception within five (5) business days after receipt of notice of such New Exception. If the Seller elects or is obligated to remove a New Exception, then, if necessary, the Closing Date shall be extended for up to five (5) business days to permit or arrange for any such removal. In the event that, pursuant to clause (ii), the Seller elects not to remove such New Exception within such period and such New Exception constitutes a Material Adverse Effect, then the Buyer shall have the right, by written notice to the Seller given within five (5) business days after receipt of written notice from the Seller that the Seller has elected not to remove such New Exception, to (A) accept such New Exception or (B) terminate this Agreement. All New Exceptions that do not constitute a Material Adverse Effect are deemed Permitted Exceptions. The Buyer’s failure to timely deliver such notice to the Seller shall be deemed to constitute an election under (A) in the foregoing sentence.
          (d) At Closing, the Seller shall be responsible for all transfer taxes applicable to the Owned Real Property and the Seller shall bear the cost of the premium for a standard ALTA owner’s policy of title insurance (without endorsements) for the Owned Real Property in the amount of the portion of the Purchase Price allocated to the subject Owned Real Property in accordance with this Agreement (collectively, the “Title Policies”). The Buyer shall be liable for all survey, environmental and other testing costs incurred by it as well as the costs of any endorsements or additional title insurance coverage that the Buyer may request. At Closing, the parties shall apportion all ad valorem taxes and assessments, utilities, and all water and sewer fees and charges, if any, to the date of Closing, all based upon the most recently available bills.
ARTICLE 5
ADDITIONAL CONTINUING COVENANTS
     5.1 Cooperation in Audits.
     The Buyer will cooperate as reasonably requested in an audit by the Seller’s independent accountants of the financial statements of the Business through periods ending on or prior to the fiscal year of the Seller first ending on or after the Effective Time (and, if desired, as of the Closing Date). Without limiting the foregoing, such cooperation shall include providing access to records and personnel, cooperating in verification of accounts receivable and such access to the premises of the Business as is customary in an audit.
     5.2 Employee Benefit Coverage.
          (a) Transferred Employees. The Buyer may, but shall have not obligation to, offer employment, to be effective as of the Effective Time and contingent upon the Closing, on terms to be determined by the Buyer, to those employees of the Seller who are listed on Schedule 5.2(a) (collectively, the “Transferred Employees”).
          (b) Employee Benefit Arrangements. In order to secure an orderly and effective transition of the employee benefit arrangements for Transferred Employees and their respective beneficiaries and dependents, the Seller and the Buyer shall cooperate, both before and after the Closing Date, except to the extent prohibited by Law (i) to exchange information related to the Transferred Employees, including employment records, benefits information, and financial statements and (ii) to take any other actions with respect to the Transferred Employees and their respective beneficiaries and dependents.
     5.3 Capital Expenditure Commitment.
     The Seller shall bear full financial responsibility for the completion of all 2006 customer program capital projects, in the amounts and for the projects set forth on Schedule 5.3.
     5.4 Product Designs.
     The Seller acknowledges that the Product Designs have been developed by the Seller (either alone or in collaboration with customers of the Business) and that the Buyer intends to continue the use of the Products Designs in its operation of the Business after the Effective Time. As a material inducement to the Buyer’s performance under this Agreement, the Seller covenants and warrants that products manufactured by the Buyer after the Effective Time according to and in compliance with the Product Designs and other applicable safety and design standards, without material deviation from the Product Design or the type of the Company’s past exploitation of the product, will not solely on account of such Product Designs contain any defects (patent or latent) or create any dangerous condition through intended use. Notwithstanding anything in this Section 5.4 to the contrary, the covenants and warranties in this Section 5.4 shall not apply to any product manufactured by the Buyer after the Effective Time to the extent (i) such product was not manufactured according to and in compliance with the applicable Product Design, and other applicable safety or design standards without material deviation therefrom or from the type of exploitation of such products by Seller in the past, or (ii) any defect or dangerous condition in such product is due to the Buyer’s acts or omissions in manufacturing the product.
     5.5 Collections of Accounts Receivable.
     The Seller and the Company will endorse, as necessary, and promptly remit to the Buyer all payments of Accounts Receivable received by either of them, and otherwise cooperate as the Buyer shall reasonably request in the collection of Accounts Receivable. The Seller guarantees that all Accounts Receivable (less any associated reserve for bad debts as shown on the Final Balance Sheet) will be paid within a collection period of ninety (90) days immediately following the Closing (the “Collection Period”). Within ten (10) business days after delivery to the Seller of a schedule of Accounts Receivable unpaid at the end of the Collection Period, the Seller will pay to the Buyer the amount by which the Accounts Receivable (less any associated reserve for bad debts as shown on the Final Balance Sheet) exceeds the amount that the Buyer has collected on Accounts Receivable during the Collection Period, and the Buyer will re-assign to the Seller any such uncollected Accounts Receivable. If more than one invoice is outstanding for any customer of the Business, the “first-in, first-out” principle shall be applied in determining the invoice to which a payment relates, unless the payment by its terms specifies or clearly indicates the invoice to which it relates. To the extent the Seller has incurred or pays expenses for which it is entitled to reimbursement or payment under its agreement in Section 5.6 to provide transitional services, it shall have the right to offset any otherwise applicable payments to the Buyer under this Section 5.5
     5.6 Transitional Services.
     The Seller agrees that from and after the Closing Date, it shall provide certain transitional services to the Buyer in respect of the Business, as described in Exhibit D hereto.
ARTICLE 6
CONDITIONS OF PURCHASE
     6.1 General Conditions.
     The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by all parties:
          (a) No Orders; Legal Proceedings. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending by any Governmental Entity at what would otherwise be the Closing Date that would (if successful) materially prohibit or restrict the transactions contemplated by this Agreement or that would (if successful) not permit the Business as presently conducted to continue unimpaired following the Closing Date. No Governmental Entity shall have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any Laws of any jurisdiction and that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.
          (b) Approvals. To the extent required by applicable Law, all Permits and Approvals required to be obtained from any Governmental Entity shall have been received or obtained on or prior to the Closing Date and any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.
     6.2 Conditions to Obligations of Buyer.
     The obligations of the Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by the Buyer:
          (a) Representations and Warranties and Covenants of the Seller. Except as would not constitute a Material Adverse Effect, the representations and warranties of the Seller herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time (except that any representation or warranty made as of a particular date shall remain true as of such date). The Seller shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date. The Seller shall have delivered to the Buyer certificates of the Seller in form and substance satisfactory to the Buyer, dated the Closing Date and signed by its Chief Financial Officer to such effect.
          (b) Consents. The Seller shall have obtained and provided to the Buyer all required Approvals and Permits listed on Schedule 2.8 and the Buyer shall have obtained all Approvals and Permits required by law or referred to in Section 3.3, each in form and substance reasonably satisfactory to the Buyer.
          (c) Deliverables. The Seller shall deliver the following items, duly executed by the Seller or the Company as applicable, all of which shall be in a form and substance reasonably acceptable to the Buyer:
               (i) Bill of Sale. The Bill of Sale and Assumption Agreement;
               (ii) Intellectual Property Assignment. Any and all assignments reasonably necessary to properly assign to the Buyer all of the Seller’s right, title and interest in and to the Purchased Intellectual Property;
               (iii) Other Conveyance Instruments. Vehicle title certificates and such other specific instruments of sale, transfer, conveyance and assignment as the Buyer may reasonably request;
               (iv) Deeds. General Warranty Deed to the Owned Real Property, as required to be filed by applicable Law in connection with the transfer of the Owned Real Property;
               (v) Other Real Property Transfer Documentation. All real property transfer Tax declarations, environmental disclosure statements, affidavits, and other instruments required to be filed by applicable Law in connection with the transfer of the Owned Real Property; and
               (vi) Real Property Reports. The Title Documents, Title Reports and Title Policies.
     6.3 Conditions to Obligations of Seller.
     The obligations of the Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by the Seller:
          (a) Representations and Warranties and Covenants of Buyer. The representations and warranties of the Buyer herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time; the Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Buyer shall have delivered to the Seller certificates of the Buyer in form and substance satisfactory to the Seller, dated the Closing Date and signed by its chief executive officer to such effect.

          (b) Payment. The Buyer shall have delivered to the Seller the consideration contemplated by this Agreement pursuant to Section 1.7 of this Agreement.
          (c) Deliverables. The Buyer shall deliver the following items, duly executed by the Buyer or SJI as applicable, all of which shall be in a form and substance reasonably acceptable to the Seller:
               (i) Bill of Sale. The Bill of Sale and Assumption Agreement;
               (ii) Buyer Note. The Buyer Note, in the principal amount of $2,000,000 or such adjusted amount as shall be provided for herein; and
               (iii) Collateral Agreement. A collateral or pledge agreement, pursuant to which assets of SJI (or such entity that the Seller reasonably determines is the ultimate parent entity of the Buyer) or the owners of SJI having a value at least equal to the principal balance of the Buyer Note are pledged to the Seller as collateral for the Buyer Note, such collateral or pledge agreement to create a valid lien or pledge under French law, and, if requested by Seller, a reasonable legal opinion of French counsel to such effect.
ARTICLE 7
TERMINATION OF OBLIGATIONS; SURVIVAL
     7.1 Termination of Agreement.
     Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated at any time before the Closing as follows and in no other manner:
               (i) Mutual Consent. By mutual consent in writing of the Buyer and the Seller.
               (ii) Conditions to Buyer’s Performance Not Met. By the Buyer by written notice to the Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of the Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 6.1 or 6.2, unless the Buyer is primarily responsible for such event or condition as a result of a breach hereof by the Buyer.
               (iii) Conditions to Seller’s Performance Not Met. By the Seller by written notice to the Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of the Seller to consummate the transactions contemplated by this Agreement as set forth in Section 6.1 or 6.3, unless the Seller is primarily responsible for such event or condition as a result of a breach hereof by the Seller.

               (iv) Outside Date. By the Seller, on the one hand, or the Buyer, on the other hand, if the Closing has not occurred by October 13, 2006; provided, that the right to terminate this Agreement under this Section 7.1(iv) shall not be available to either the Buyer or the Seller if such party is primarily responsible for the failure of the Closing to occur by such date as a result of a breach hereof by such party.
               (v) Material Breach. By (A) the Buyer if there has been a breach by the Seller in its representations and warranties set forth herein that constitutes a Material Adverse Effect, or a material breach in its covenants set forth herein; provided, however, that if such breach is susceptible to cure, the Seller shall have 10 business days after receipt of notice from the Buyer of its intention to terminate this Agreement if such breach continues in which to cure such breach, or (B) by the Seller if there has been a material breach by the Buyer in its representations, warranties and covenants set forth herein; provided, however, that if such breach is susceptible to cure, the Buyer shall have 10 business days after receipt of notice from the Seller of its intention to terminate this Agreement if such breach continues in which to cure such breach.
     7.2 Effect of Termination.
     In the event that this Agreement shall be terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that the obligations of the parties contained in Section 9.9 [Confidentiality] and Section 9.13 [Expenses] and this section shall survive any such termination. A termination under Section 7.1 shall not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation. No representative of the Buyer or SJI will directly or indirectly attempt to influence any employee of the Seller or any Subsidiary to seek employment with the Buyer or any of its Affiliates if the transactions contemplated by this Agreement are not consummated or this Agreement is terminated.
     7.3 Survival of Representations, Warranties and Covenants.
     The representations and warranties contained in or made pursuant to this Agreement shall expire on the second anniversary of the Effective Time, except that the representations and warranties contained in Sections 2.1 [Organization and Related Matters], 2.2. [Title], 2.5 [Taxes], 2.8 [Authorization; No Conflicts] (first sentence only), Section 2.14 [Product Liability], 2.15 [No Brokers or Finders], Section 2.16 [Environmental Compliance], 3.1 [Organization and Related Matters], and 3.3 [No Brokers or Finders], shall continue through the expiration of the applicable statute of limitations as the same may be extended, and that the representations, warranties and covenants contained in Section 5.4 [Product Designs] shall expire on the sixth anniversary of the Effective Time. All covenants and agreements herein contemplating performance after the Closing shall survive until performed as required or, if earlier, until any applicable expiration of such covenant or agreement provided for expressly herein.

     7.4 Effect of Closing Over Known Unsatisfied Conditions.
     If, with Knowledge of the failure of any condition or breach of any representation and warranty, either the Buyer or the Seller elects to proceed with the Closing, the condition that is unsatisfied at the Closing Date shall be deemed to be waived and the electing party shall so acknowledge by a writing delivered at the Closing.
ARTICLE 8
INDEMNIFICATION
     8.1 Obligation of Seller.
     The Seller hereby agrees to indemnify the Buyer and its Affiliates (including the shareholders, members, directors, officers and employees thereof), and hold each of the Buyer and such Affiliates harmless, from, against and in respect of any and all Losses arising from or related to any of the following: (i) any material breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Seller in or pursuant to this Agreement, except to the extent caused by the Buyer’s or SJI’s negligence, (ii) the Retained Assets or the Excluded Business or (iii) failure to pay, perform or discharge when due any of the Retained Liabilities.
     8.2 Obligation of Buyer.
     The Buyer hereby agrees to indemnify the Seller and its Affiliates (including the shareholders, members, directors, officers and employees thereof), and hold each of the Seller and such Affiliates harmless, from, against and in respect of any and all Losses arising from or related to any of the following: (i) any material breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Buyer in or pursuant to this Agreement, except to the extent caused by the Seller’s negligence, (ii) the Acquired Assets or (iii) failure to pay, perform or discharge when due any of the Assumed Liabilities; or (iv) any claims against the Seller or its Affiliates arising from the financing of the Purchase Price by the Buyer from third parties.
     8.3 Time Limitation on Indemnification.
     Notwithstanding the foregoing, no claim may be made or suit instituted under any provision of this Article 8 after the second anniversary of the Effective Time (the “General Survival Period”) except for Reserved Claims. The term “Reserved Claims” shall mean: (a) all claims as to which any Indemnified Party has in good faith given any Indemnifying Party written notice on or prior to the end of the General Survival Period; (b) all claims by any Indemnified Party based upon an alleged or actual material breach of or inaccuracy in the representations or warranties contained in Sections 2.1 [Organization and Related Matters], 2.2. [Title], 2.5 [Taxes], 2.8 [Authorization; No Conflicts] (first sentence only), Section 2.14 [Product Liability], 2.15 [No Brokers or Finders], Section 2.16 [Environmental Compliance], 3.1 [Organization and Related Matters], 3.3 [No Brokers or Finders], and 5.4 [Product Designs];

(c) all claims based upon fraud (defined to include, at a minimum, intent to deceive) or intentional breach of covenant; and (d) all claims for Taxes as provided for in Section 8.8. No Reserved Claim may be made or suit instituted under any provision of this Article 8 after the earlier to occur of the expiration of the applicable statute of limitations or the expiration of the related representation or covenant, as provided in Section 7.3 (the “Time Limit”). As to Reserved Claims, no claim may be made or suit instituted under any provision of this Article 8 unless the Indemnified Party provides written notice to the Indemnifying Party prior to the applicable Time Limit (which written notice shall describe the facts then known by the Indemnified Party relating to such claim, including, without limitation, the reason why the Indemnified Party believes the claim is subject to indemnification by the Indemnifying Party, and which for third-party claims, shall attach, if available, a copy of the written instrument or instruments in which the third party claim is asserted).
     8.4 Monetary Limitations on Indemnification.
     The Seller shall not have any liability for indemnification to the Buyer unless the aggregate of all Losses related thereto for which the Seller would, but for this provision, be liable exceeds on an aggregate basis $170,000 (the “Basket Amount”) and then only to the extent of such excess; provided, however, that in no event shall the Seller have an aggregate liability in excess of $2,550,000 (the “Cap”) as a result of any and all breaches of this Agreement, except to the extent of fraud (defined to include, at a minimum, intent to deceive); provided further that if material breach of the representations or warranties or covenants contained in Section 2.14 [Product Liability], Section 2.16 [Environmental Compliance], or Section 5.4 [Product Designs] would cause the Cap to be exceeded, then the Cap shall be increased on account of the resulting liability to an aggregate maximum of $10,000,000, inclusive of all breaches of this Agreement.
     8.5 Third Party Claims.
     Promptly after the receipt by any Indemnified Party of notice of the commencement of any Action against such Indemnified Party by a third party (other than any Action relating to Taxes governed by Section 8.8), such Indemnified Party shall, if a claim with respect thereto is or may be made against any Indemnifying Party pursuant to this Article 8, give such Indemnifying Party written notice thereof. The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except where, and then solely to the extent that, such failure actually prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have the absolute right after the receipt of notice to defend against, negotiate, settle or otherwise deal with such Action, at such Indemnifying Party’s expense and with counsel of its choice, provided that the Indemnifying Party so notifies the Indemnified Party that it will defend such Action within forty-five (45) days after receipt of such notice and commences the defense of such Action; provided, however, Indemnified Party may participate in any such proceeding with counsel of its choice and at its sole cost and expense and the Indemnifying Party shall not settle any such Action unless Indemnified Party is fully released without any admission of liability. If the Indemnifying Party does not elect to assume the defense of such Action in accordance with the terms of this Section 8.5, the Indemnified Party shall have the right to defend such Action with counsel of its choice and the Indemnifying Party will reimburse the Indemnified Party for the costs thereof, including reasonable attorneys’ fees and expenses incurred. The Indemnifying Party will not be liable for any judgment or settlement with respect to such Action effected without its prior written consent, which consent will not be unreasonably withheld. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such indemnity claim.
     8.6 Direct Claims.
     Any claim by an Indemnified Party for indemnification other than indemnification against a third party pursuant to Section 8.5 above (a “Direct Claim”) will be asserted by giving the Indemnifying Party written notice thereof, and the Indemnifying Party will have a period of thirty (30) calendar days (the “Response Period”) within which to respond in writing to such Direct Claim. If the Indemnifying Party does not respond (or does so respond but does not agree to pay such Direct Claim in full) within the Response Period, the Indemnifying Party will be deemed to have rejected such claim, and the Indemnifying Party or the Indemnified Party may refer such dispute to arbitration by written notice to the other party within ten (10) days after the expiration of the Response Period (the “Arbitration Referral Period”). If the matter is referred to arbitration, each party shall select an arbitrator and the two so selected shall agree on a third arbitrator from a panel of arbitrators selected by the American Arbitration Association. The arbitration shall be pursuant to the Rules of the American Arbitration Association and shall be conducted in Little Rock, Arkansas. Judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction. As part of such award, the arbitrators shall establish their fees and expenses in connection therewith and allocate such fees and expenses between the parties, who shall promptly pay their allocable shares. The prevailing party in the arbitration, as determined by the arbitrators, shall be entitled to an award of its reasonable attorneys fees and costs. Any award shall be a conclusive determination of the matter. If neither party properly refers the matter to arbitration prior to the expiration of the Arbitration Referral Period, then the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party at law or in equity.
     8.7 Nature of Indemnification Payments.
     Any and all indemnification payments pursuant to this Article 8 shall be deemed for all purposes to be adjustments to the Purchase Price.
     8.8 Certain Tax Matters.
          (a) Seller Indemnity. Subject to the limitations set forth in this Article 8, including, but not limited to, those set forth in Section 8.4, the Seller agrees to indemnify, defend and hold harmless the Buyer against (i) any Tax due and payable by or on behalf of the Seller or any of its Subsidiaries following the Effective Time that is attributable to a Pre-Closing Tax Period (collectively, all of such Taxes are referred to herein as the “Aggregate Pre-Closing Taxes”), and (ii) any deficiencies in any Tax payable by or on behalf of the Seller or any of its Subsidiaries arising from any audit by any taxing agency or authority with respect to any of the Aggregate Pre-Closing Taxes, provided, however, that, notwithstanding the foregoing, the Seller shall not be liable for any Taxes attributable to Pre-Closing Tax Periods that have been paid by the Seller or its Subsidiaries prior to the Effective Time nor shall the Seller be liable for any Aggregate Pre-Closing Taxes attributable to Tax periods ending on or before the Interim Balance Sheet Date unless the aggregate amount of all such Taxes attributable to Tax periods ending on or before the Interim Balance Sheet Date (and not paid by the Seller or its Subsidiaries on or prior to the Effective Time) exceeds the amount, if any, reserved for such Taxes on the face of the Interim Balance Sheet, or exceeds the amount reflected on the Final Closing Balance Sheet as a current liability. The term “Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Effective Time and the portion of a taxable period ending on the Effective Time of any taxable period that includes (but does not end on) the Effective Time.
          (b) Buyer Indemnity. The Buyer shall be liable for and shall pay (and shall indemnify and hold the Seller and its Affiliates, officers, directors, employees, successors and assigns harmless from and against) all Taxes of or attributable to the Seller or its Subsidiaries that are attributable to any Post-Closing Tax Period. The term “Post-Closing Tax Period” shall mean all taxable periods that begin after the Effective Time and the portion beginning after the Effective Time of any taxable period that includes (but does not end on) the Effective Time.
          (c) Straddle Period. For purposes of Section 8.8(a) and Section 8.8(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Effective Time (“Straddle Period”), the portion of such Tax related to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed to be the amount of such Tax for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period, and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed equal to the amount which would be payable if the Pre-Closing Tax Period ended on the Effective Time.
          (d) Transfer Taxes. Except as provided in Section 4.8, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne equally by the Seller and the Buyer.
          (e) Audit Matters. The Seller shall have the responsibility for, and the right to control, at the Seller’s expense, the audit (and disposition thereof) of any Tax Return relating to periods ending on or prior to the Effective Time and to participate in and approve the disposition of the audit of any Tax Return relating to the periods ending after the Effective Time if such audit or disposition thereof could give rise to a claim for indemnification hereunder. The Buyer shall have the right directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of audits or appeals thereof to any Governmental Entity relating to periods ending or treated by this Agreement as ending on or prior to the Effective Time and to approve the disposition of any audit adjustment with respect to such periods if such disposition will or might reasonably be expected to result in an increase in Taxes of the Buyer, the Seller or any Subsidiary for any period beginning at or after the Closing.
          (f) Responsibility for Filing Tax Returns; Reporting; Cooperation.
               (i) The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Seller and its Subsidiaries that are required or permitted to be filed after the Effective Time and that relate to Pre-Closing Tax Periods (“Pre-Closing Tax Returns”). In the event that the Seller is precluded by applicable law from filing such Pre-Closing Tax Returns, the Buyer shall file or cause to be filed such Pre-Closing Tax Returns in the manner prepared by the Seller. At least thirty (30) days prior to the due date (including extensions) of a Pre-Closing Tax Return, the Seller shall deliver such Pre-Closing Tax Return to the Buyer for its review. The Buyer shall notify the Seller, in writing, no later than fifteen (15) days after receipt of each such Pre-Closing Tax Return if the Buyer objects to any item set forth in such Pre-Closing Tax Return, and the specific Tax reason for such objection. If the Buyer does not object with specificity to any item set forth in such Pre-Closing Tax Return during said fifteen (15) day period, the Buyer shall be deemed to have approved such Pre-Closing Tax Return. In the event that the Buyer objects with specificity during said fifteen (15) day period, the parties shall engage in good faith discussions to resolve such disagreement. If they are unable to agree on the treatment of the item(s) within fifteen (15) days thereafter, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Pre-Closing Tax Returns) by submission of the matter to an accounting firm mutually acceptable to the Buyer and the Seller. The costs, fees and expense of such accounting firm shall be borne equally by the Buyer and the Seller. Upon resolution of all disputed items, the relevant Pre-Closing Tax Return(s) shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. The Buyer will not file any amended Pre-Closing Tax Returns without the Seller’s prior written consent, which the Seller may grant or withhold in its sole and absolute discretion.
               (ii) After the Effective Time, the Buyer shall include the entity that acquires Business as members of its consolidated or combined tax group for all Tax Returns due after the Effective Time that relate to Post-Closing Tax Periods (“Post-Closing Tax Returns”). Subject to Section 8.8(f)(iii) below, the Buyer shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Post-Closing Tax Returns with respect to the entity that acquires the Business (taking into account extensions) that are attributable to (A) taxable periods that begin after the Effective Time, and (B) the Straddle Period. The Buyer shall be responsible for timely remitting all Taxes reflected on such Tax Returns.
               (iii) If during the preparation of any Post-Closing Tax Return, the Buyer becomes aware of any matter in respect of Taxes for which the Seller could be liable hereunder or which could entitle the Seller to a refund of Taxes in accordance with Section 8.8(g) hereof, the Buyer shall promptly notify the Seller, in writing, of such matter. Any Post-Closing Tax Return prepared or caused to be prepared by the Buyer for which the Seller could be liable for any portion of the Taxes reflected on such Post-Closing Tax Return as an Indemnifying Party shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method and shall be submitted to the Seller at least thirty (30) days prior to the due date (including extensions) of such Post-Closing Tax Return. The Seller shall have the right to review all work papers and procedures used to prepare any such Post-Closing Tax Return. If the Seller, within fifteen (15) days after delivery of any such Tax Return, notifies the Buyer in writing that it objects, with specificity, to any items in such Tax Return for which the Seller could be liable as an Indemnifying Party, the parties shall proceed in good faith to resolve the disputed items. If they are unable to agree on the treatment of the item(s) within fifteen (15) days thereafter, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Post-Closing Tax Return) by submission of the matter to an accounting firm mutually acceptable to the Buyer and the Seller. The costs, fees and expense of such accounting firm shall be borne equally by the Buyer and the Seller. Upon resolution of all disputed items, the relevant Post-Closing Tax Return(s) shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment.
               (iv) The Seller and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, agents, auditors, representatives, officers and employees reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. The Buyer and the Seller agree to retain or cause to be retained all books and records pertinent to the Seller and its Subsidiaries until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any taxing authority. The Buyer and the Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Business for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.
          (g) Overpayment. Any overpayment of Taxes by the Company and/or the Seller on behalf of the Business, plus any interest thereon, resulting from an audit or examination of any Pre-Closing Tax Return (“Tax Refunds”) shall be remitted by the Buyer to the Seller within ten (10) days of the receipt of such overpayment by the Buyer, or if such excess is applied to other Taxes owed by the Buyer for which the Seller is not responsible, within ten (10) days of filing of the relevant Tax Return applying such overpayment.
          (h) Notification. If any claim, demand, suit, Action, litigation or proceeding in respect of which indemnity may be sought pursuant to Section 8.8(a) is asserted against the Buyer or any of its Affiliates, the Buyer shall promptly notify the Seller in writing of such claim or demand within sufficient time that would allow the Seller to timely respond to such claim or demand, and shall give the Seller such information with respect thereto as the Seller may reasonably request. The Seller shall have the responsibility for, and the right to control, at the Seller’s expense, the disposition of any claim, demand, suit, Action, litigation or proceeding for Taxes relating to Pre-Closing Tax Periods. The Seller may, at its expense, participate in and, upon written notice to the Buyer, assume the defense of any other claim, demand, suit, action, litigation or proceeding that could give rise to a claim for indemnification against the Seller hereunder. Whether or not the Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate reasonably in the defense or prosecution thereof. The Seller shall not be liable under Section 8.8(a), for (i) any Tax claimed or demanded by any taxing authority, the payment of which was made without the Seller’s prior written consent, which consent shall not be unreasonably withheld or (ii) any settlements effected without the Seller’s prior written consent, which consent shall not be unreasonably withheld, or resulting from any claim, suit, Action, litigation or proceeding in which the Seller was not permitted an opportunity to participate in the proceedings and assume the defense thereof.

     8.9 Insurance Proceeds.
     Notwithstanding any other provisions of this Agreement, no indemnification shall be made by the Seller with respect to any matter to the extent that insurance proceeds have been collected under the Title Policies with respect to that matter.
     8.10 Tax Benefits.
     Notwithstanding any other provisions of this Agreement, in determining the amount of any claims of an Indemnified Party (“Claims”), such amount shall be reduced by the amount of any tax benefit effects (“Tax Benefits Effects”) accruing to the Indemnified Party related to the Claims or the payments made pursuant to such Claims. The Tax Benefits Effects shall be determined by taking into account all facts and circumstances existing at the date of the Closing through the future date(s) to which such benefits run (to the extent of the present value thereof, discounted at the applicable federal rate, as of the date of such indemnification). For purposes of determining the time or times at which Tax Benefits Effects shall be taken into account to reduce any indemnification claims hereunder, the parties agree that Tax Benefits Effects shall reduce the amount of any indemnification claims only if, as and when actually realized by the Indemnified Party. In the event an Indemnifying Party have paid for an indemnification claim which is later subject to reduction due to a Tax Benefits Effect, the Indemnified Party shall promptly pay such amount to the Indemnifying Party.
     8.11 Subrogation.
     Upon making any indemnity payment pursuant to this Article 8, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party against any third party in respect of the Losses to which the payment related. The parties hereto will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.
     8.12 Specific Performance.
     Each party’s obligation under this Agreement is unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.
     8.13 Exclusive Remedy.
     This Article 8 shall be deemed to preclude or otherwise limit the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or the other Transaction Documents or with respect to any misrepresentation or breach of any representation, warranty, covenant or agreement, and shall be the sole and exclusive means and basis for bringing any claim or instating any action for any and all such breaches; provided this Article 8 shall not preclude or otherwise limit claims to the extent based on fraud (defined to mean at a minimum intent to deceive). Buyer and Seller hereby waive all other rights and remedies against each other for or on account of any breach or alleged breach hereof or any Transaction Document, whether based on contract, tort, securities law or other theory, and each covenants to the other not to bring any such claims.
     8.14 Recalls.
     The Buyer and SJI shall, to the extent permissible by applicable law, promptly notify the Seller of any product recall for which they intend to seek indemnity or other payment in accordance with the terms hereof, and in good faith discuss the status and material facts of any such recall with the Seller.
ARTICLE 9
GENERAL
     9.1 Amendments; Waivers.
     This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.
     9.2 Schedules; Exhibits; Integration.
     Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.
     9.3 Best Efforts; Further Assurances.
     Each party will use its reasonable best efforts to cause all conditions to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in securing requisite Approvals. Each party shall deliver such further documents and take such other actions as may be reasonably necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.
     9.4 Governing Law.
     This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas except to the extent that certain matters are preempted by federal law.
     Each party hereby irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the exclusive jurisdiction of and service of process pursuant to the laws of the State of Arkansas and the rules of its courts, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby arising under or out of in respect of or in connection with this Agreement or any related document or obligation. Each party further irrevocably designates and appoints the individual identified in or pursuant to Section 9.12 hereof to receive notices on its behalf, as its agent to receive on its behalf service of all process in any such Action before any body, such service being hereby acknowledged to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to each party at its address provided in Section 9.12; provided that, unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of the service of such process. If any agent so appointed refuses to accept service, the designating party hereby agrees that service of process sufficient for personal jurisdiction in any action against it in the applicable jurisdiction may be made by registered or certified mail, return receipt requested, to its address provided in Section 9.12. Each party hereby acknowledges that such service shall be effective and binding in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any party to bring any action or proceeding against the other party in any other jurisdiction.
     9.5 No Assignment.
     Neither this Agreement nor any rights or obligations under it are assignable by either party without the written consent of the other party.
     9.6 Headings.
     The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.
     9.7 Counterparts; Facsimile Signatures.
     This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party. The exchange of copies of this Agreement or any other agreement (or document) delivered pursuant hereto, and of signature pages hereto or thereto, by facsimile or other electronic means shall constitute effective execution and delivery by the parties hereto or thereto and may be used in lieu of the original signature pages for all purposes.
     9.8 Publicity and Reports.
     The Seller and the Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of both the Seller and the Buyer except to the extent that a particular action is required by applicable law or stock exchange requirement.
     9.9 Confidentiality.
     All information disclosed in writing and designated in writing as confidential by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any Persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) it is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, (iv) as may otherwise be required by law or stock exchange requirement or (v) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated in accordance with its terms, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 9.9, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.
     9.10 Parties in Interest.
     This Agreement shall be binding upon and inure to the benefit of each party, and each party’s successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than an Indemnified Person) any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.
     9.11 Performance by Subsidiaries.
     Each party agrees to cause its Subsidiaries to comply with any obligations hereunder relating to such Subsidiaries and to cause its Subsidiaries to take any other action which may be necessary or reasonably requested by the other party in order to consummate the transactions contemplated by this Agreement.
     9.12 Notices.
     Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism, provided that any notice so given is also mailed as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, receipt requested, as follows:

If to the Buyer or SJI, addressed to:	Saint Jean Industries, Inc.
424 Industrial Park Road (State Highway 210)
Heber Springs, AR 72543
Attention: President

and

Saint Jean Industries, SAS
B.P. 186
69822 Belleville Cedex, France
Attention: Emile Di Serio, President and CEO

With a copy to:	Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
425 West Capitol Avenue, Suite 1800
Little Rock, Arkansas 72201
Facsimile: 501-918-7883
Attention: Walter E. May, Esq.

If to the Seller, addressed to:	Superior Industries International, Inc.
7800 Woodley Avenue
Van Nuys, California 91406
Facsimile: (818) 780-3500
Attention: R. Jeffrey Ornstein, Vice President & Chief Financial
Officer

With a copy to:	Manatt, Phelps and Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, California 90064
Facsimile: 310-914-5712
Attention: Ben D. Orlanski, Esq.
or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 9.12 and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when actually received at such address.
     9.13 Expenses.
     The Seller and the Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

     9.14 Remedies; Waiver.
     Except as otherwise provided in Article 8, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.
     9.15 Attorneys’ Fees.
     In the event of any Action by any party arising under or out of, in connection with or in respect of, the prevailing party shall be entitled to reasonable attorney’s fees, costs and expenses incurred in such Action. Attorney’s fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The parties intend that the preceding sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.
     9.16 Bulk Sales.
     The Buyer hereby waives compliance by the Seller or the Company with any applicable bulk sales Laws in connection with the transactions contemplated by this Agreement; provided the Seller shall indemnify the Buyer for any Loss to the Buyer arising out of the Seller’ material non-compliance with any such Laws.
     9.17 Severability.
     If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect.
[Next page is signature page]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

SELLER		BUYER

Superior Industries International, Inc.		Saint Jean Industries, Inc.

By:	/s/ Steven J. Borick	By:	/s/ Emile Di Serio
	Its: President & CEO		Its: President & CEO

SJI

Saint Jean Industries, SAS

		By:	/s/ Emile Di Serio
Its: President & CEO

EXHIBITS

Exhibit A	Bill of Sale and Assumption Agreement

Exhibit B	Deed

Exhibit C	Buyer Note

Exhibit D	Transitional Services Plan

EXHIBIT A
BILL OF SALE AND ASSUMPTION AGREEMENT
     This BILL OF SALE AND ASSUMPTION AGREEMENT is made and entered into effective as of September ___, 2006, by and among SUPERIOR INDUSTRIES INTERNATIONAL, INC., a California corporation, SUPERIOR AUTOMOTIVE COMPONENTS LLC, an Arkansas limited liability company, and SUPERIOR INDUSTRIES INTERNATIONAL—ARKANSAS, an Arkansas corporation (jointly “Seller”), and SAINT JEAN INDUSTRIES, INC., a Delaware corporation (“Buyer”).
RECITALS
     A. Pursuant to an Asset Purchase Agreement dated September 20, 2006, by and among Buyer, Saint Jean Industries, SAS, and Superior Industries International, Inc. (the “Purchase Agreement”), Seller has agreed to sell and assign to Buyer certain Acquired Assets that are used directly or indirectly primarily in the operation of the Business, subject to certain exclusions.
     B. The Purchase Agreement requires Buyer and Seller to execute and deliver an agreement by which, in exchange for the sale and assignment of the Acquired Assets, Buyer agrees to assume, pay, perform and discharge certain Assumed Liabilities, but excluding Retained Liabilities.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Purchase Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Seller and Buyer hereby agree as follows:
     Seller does hereby grant, bargain, sell, transfer, assign and deliver to Buyer all of Seller’s right, title and interest in and to the Acquired Assets, excluding the Owned Real Property (which is being conveyed simultaneously by warranty deed) and the Retained Assets, TO HAVE AND TO HOLD the same unto Buyer and its successors and assigns forever. Seller does hereby warrant and agree, subject to any limitations contained in the Purchase Agreement, to defend the title to all such property conveyed hereunder for the benefit of Buyer and its successors and assigns, against all persons whomsoever.
     Buyer hereby undertakes, assumes and agrees, subject to any limitations contained in the Purchase Agreement, to pay, perform and discharge, as and when due, the Assumed Liabilities, but expressly excluding the Retained Liabilities.
     This Bill of Sale and Assumption Agreement is made pursuant to, and subject to the terms of, the Purchase Agreement. Capitalized terms used in this Bill of Sale and Assumption Agreement and not defined herein are used as defined in the Purchase Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Bill of Sale and Assumption Agreement effective as of the date and year first above written.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
By
Name:
Title:

ACKNOWLEDGMENT
STATE OF
COUNTY OF
On this day, before the undersigned, personally appeared                     , known to me to be the                      of Superior Industries International, Inc., and acknowledged that he had executed the same for the purposes therein contained.
IN WITNESS WHEREOF, I have hereunto set my hand and seal this ___ day of                     , 2006.

Notary Public
My Commission Expires:

IN WITNESS WHEREOF, the parties hereto have duly executed this Bill of Sale and Assumption Agreement effective as of the date and year first above written.

SUPERIOR AUTOMOTIVE COMPONENTS LLC
By
Name:
Title:

ACKNOWLEDGMENT
STATE OF _______________
COUNTY OF _____________
On this day, before the undersigned, personally appeared ______, known to me to be the _________ of Superior Automotive Components LLC, and acknowledged that he had executed the same for the purposes therein contained.
IN WITNESS WHEREOF, I have hereunto set my hand and seal this _______ day of _______, 2006.

Notary Public
My Commission Expires:

IN WITNESS WHEREOF, the parties hereto have duly executed this Bill of Sale and Assumption Agreement effective as of the date and year first above written.

SUPERIOR INDUSTRIES INTERNATIONAL—ARKANSAS
By
Name:
Title:

ACKNOWLEDGMENT
STATE OF _______________
COUNTY OF _____________
On this day, before the undersigned, personally appeared ______, known to me to be the _________ of Superior Industries International—Arkansas, and acknowledged that he had executed the same for the purposes therein contained.
IN WITNESS WHEREOF, I have hereunto set my hand and seal this _____ day of ___________, 2006.

Notary Public
My Commission Expires:

IN WITNESS WHEREOF, the parties hereto have duly executed this Bill of Sale and Assumption Agreement effective as of the date and year first above written.

SAINT JEAN INDUSTRIES, INC.
By
Name:
Title:

ACKNOWLEDGMENT
STATE OF _______________
COUNTY OF _____________
On this day, before the undersigned, personally appeared ________, known to me to be the ____________ of Saint Jean Industries, Inc., and acknowledged that he had executed the same for the purposes therein contained.
IN WITNESS WHEREOF, I have hereunto set my hand and seal this ______ day of ____________, 2006.

Notary Public
My Commission Expires:

EXHIBIT B
WARRANTY DEED
     Superior Industries International—Arkansas, an Arkansas corporation, hereafter called Grantor, for and in consideration of the sum of $10.00 and other valuable consideration in hand paid by Saint Jean Industries, Inc., a Delaware corporation, hereafter called Grantee, the receipt of which is hereby acknowledged, does hereby grant, bargain, sell and convey unto Grantee, and unto its successors and assigns forever, the real property in Cleburne, Arkansas described as follows:
SEE EXHIBIT A ATTACHED HERETO
     TO HAVE AND TO HOLD the same unto Grantee and unto its successors and assigns forever, with all appurtenances thereunto belonging.
Grantor covenants with Grantee that it will forever warrant and defend the title to said real property against all lawful claims whatsoever.
     DATED as of                                         , 2006.

SUPERIOR INDUSTRIES INTERNATIONAL—ARKANSAS
By:
Name:
Title:

B-1

ACKNOWLEDGMENT
STATE OF
COUNTY OF
On this the                      day of                                         , 2006, before me, a Notary Public, personally appeared                                         , who acknowledged himself to be the                                           of Superior Industries International—Arkansas, an Arkansas corporation, and further acknowledged that he had executed the foregoing deed on behalf of said corporation, for the purposes and consideration mentioned therein.
          IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My Commission Expires:

__________________

B-2

EXHIBIT C
PROMISSORY NOTE

$2,000,000.00	September ___, 2006
     FOR VALUE RECEIVED, the undersigned, Saint Jean Industries, Inc., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of Superior Industries International, Inc., a California corporation (the “Holder”), at the Holder’s offices at 7800 Woodley Ave., Van Nuys, CA, or at such other place as may be designated in writing by the Holder, the principal amount of TWO MILLION DOLLARS ($2,000,000.00) (as may be adjusted pursuant to Section 1.7 hereof, the “Principal Amount”) or, if less, the then outstanding Principal Amount, together with all accrued and unpaid interest thereon, as provided herein, such Principal Amount and interest being due and payable as provided herein. This Note is subject to all of the terms and conditions of that certain Asset Purchase Agreement dated September 20, 2006, between Borrower, Holder and Saint Jean Industries, SAS (as amended, restated or supplemented from time to time, the “Asset Purchase Agreement”) and is being delivered pursuant to Section 6.3(c)(ii) thereof. All capitalized terms used in this Note without definition shall have the respective meanings assigned to such terms in the Asset Purchase Agreement.
          SECTION 1. PAYMENTS AND INTEREST.
          1.1 Payment of Principal Amount and Interest. The Principal Amount shall be due and payable as follows: (a) $1,000,000 (One Million Dollars) shall be due payable on [Second anniversary of Closing], 2008; and (b) $1,000,000 (One Million Dollars) shall be due payable on [Third anniversary of Closing], 2009 (“Final Principal Maturity Date”). Interest on the unpaid Principal Amount shall be due and payable monthly at the Interest Rate (as defined below) commencing on                     , 2006 and on the ___ day of each and every consecutive month thereafter until the Final Principal Maturity Date (each of such months, an “Interest Period”). All payments under this Note shall be made in immediately available funds on the date such payment is due and payable not later than 11 A.M. (California time), without setoff or counterclaim and free and clear of and without deduction for any present or future taxes, levies, imposts, withholding, deductions, duties, surcharges, charges, penalties and all other similar charges of whatever nature, present or future, or any other tax liabilities due in any jurisdiction with respect to this Note or any payment hereunder (“Taxes”); provided Taxes shall not include taxes imposed upon or measured by Holder’s income. If any installment of the Principal Amount or interest thereon shall be payable on a day other than a business day, such payment shall be extended to the next succeeding business day and interest shall be payable at the Interest Rate during such extension.
          1.2 Interest Rate. The unpaid Principal Amount (including interest thereon not paid when due) shall bear interest at a rate per annum equal to the sum of (i) LIBOR (as defined below) and (ii) one percent (1%) (the “Interest Rate”). “LIBOR” means the three month London Interbank Offered Rate published by British Bankers Association as reported in the Wall Street

Journal on the date hereof, and then adjusted every 90 days based on the reported rate on the first day of each such 90 day period (or if the Wall Street Journal is not published on the first day of any such 90 day period, then as published in the Wall Street Journal on next business day); if the Wall Street Journal is not published at any relevant time, LIBOR shall be determined by reference to any reasonable source. Interest will be calculated for each Interest Period on the basis of the actual number of days elapsed (including the first day, but excluding the last day) over a year of 360 days.
          1.3 Default Interest. In the event that any installment of the Principal Amount or interest thereon is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Borrower shall pay to the Holder, on the demand, interest on such unpaid amount (to the extent permitted by applicable law) for the period from the date such amount was due until such amount shall have been paid in full at an interest rate equal to four percent (4%) per annum above the then applicable Interest Rate for the then current Interest Period.
          1.4 Application of Payments. All payments made under this Note shall be applied (i) first, to past due and unpaid interest, (ii) second, to current interest then due and payable, (ii) third, to installments of Principal Amount that are past due, (iv) fourth, to installments of Principal that are currently due and payable, (v) fifth, to installments of Principal Amount that are not yet due and payable, which shall be applied in the inverse order of maturity and (vi) sixth, to all other amounts due under this Note.
          1.5 Payment of Taxes. In the event that any Taxes shall be imposed, charged or collected on or with respect to this Note or any payment hereunder, the Borrower agrees to pay, on the date such amount is payable to the appropriate tax authority, on behalf of the Holder, the amount of any such taxes, and shall pay to the Holder any additional amounts as may be necessary to ensure that the Holder shall receive the full amount which it would have received had no such taxes been imposed or assessed and shall deliver to the Holder original receipts of the payment of any taxes within the following five (5) days of the date on which such taxes became due and payable pursuant to applicable law.
          1.6 Usury Savings Clause. Notwithstanding anything herein to the contrary, in no event shall interest, fees or charges payable under this Note or any other agreement between Borrower and Lender exceed those permitted by applicable law. Any provision of this Note or of any other such agreement which would otherwise charge or require payment of any interest, fee or charge in excess of the maximum permitted by applicable law shall be hereby amended to charge and require payment of only the maximum interest, fee or charge permitted by applicable law.
          1.7 Adjustment to Principal Amount. The Principal Amount shall automatically be adjusted upward or downward, to the extent required by the provisions of Section 1.7(a) or Section 1.8(e) of the Asset Purchase Agreement. Any such adjustment made prior to the first due date of the Principal Amount shall be divided equally between the first and second scheduled payments of the Principal Amount; any such adjustment made after the first due date of the Principal Amount shall be made entirely to the second scheduled payment of the Principal Amount.

          SECTION 2. PREPAYMENT.
          2.1 The Borrower may prepay, at any time, in whole or in part, without penalty or premium, the outstanding Principal Amount and accrued interest thereon by tender to the Lender in accordance with this Note of funds of a portion or all of the outstanding Principal Amount and corresponding accrued and unpaid interest thereon.
          SECTION 3. SECURITY.
          3.1 This Note is secured pursuant to the terms and conditions of the Pledge Agreement.
          SECTION 4. EVENT OF DEFAULT AND REMEDIES.
          4.1 Event of Default. The occurrence of any of the following shall constitute an “Event of Default”:
     (a) Borrower defaults in the payment of any portion or installment of the Principal Amount or interest thereon due and payable pursuant to this Note; or
     (b) Borrower or Pledgor (as defined in the Pledge Agreement), as applicable, fails to satisfy, perform, observe or comply with any agreement, covenant, condition, provision or term contained in this Note or in any other Transaction Document to which the Borrower or Pledgor, as the case may be, is a party, or in any other instrument, document or agreement executed by or binding on Borrower or the Pledgor in favor of Holder; or
     (c) the lien created pursuant to the Pledge Agreement for any reason ceases to be or is not a valid and perfected lien having a first priority interest; or
     (d) [Default under financing documents with GE and Soc. Gen.]
     (e) Borrower or Pledgor (1) makes an assignment for the benefit of creditors; or (2) applies for or consents to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or assets; or (3) a trustee, liquidator or receiver shall be appointed for Borrower or Pledgor or for a substantial part of their property without their consent and shall not be discharged within thirty (30) days after such appointment; or (4) any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the property or assets of the Borrower or Pledgor and shall not be dismissed within thirty (30) days thereafter; or
     (f) Borrower or Pledgor files for bankruptcy, reorganization, insolvency or liquidation proceedings or any other proceeding for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower or Pledgor and, if instituted against Borrower or Pledgor, shall not be dismissed, stayed or bonded within sixty (60) days after such institution or Borrower or Pledgor shall in any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceedings.
          4.2 Remedies. Upon the occurrence of any Event of Default, the indebtedness evidenced hereby shall, at the option of the Holder, at once become due and payable and may be collected forthwith, whether or not there has been a prior demand for payment and regardless of the stipulated date of maturity. Furthermore, upon the occurrence of any Event of Default, Holder may, at its election do any one or more of the following: (a) declare all obligations under this Note immediately due and payable without further notice of any kind; and (b) exercise any one or more of the rights and remedies granted to Holder by any agreement (including, without limitation, the Transaction Documents) and/or applicable law, including, without limitation, the right to foreclose on and sell the [Pledged Shares (as defined in the Pledge Agreement).] The rights and remedies of Holder as provided herein, and in such other instruments, documents, and agreements, at law and in equity, shall be cumulative and concurrent, and may be pursued singularly, successively, or together, at the sole discretion of the Holder. No act of omission or commission of Holder, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by Holder and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to any other event.
          4.3 Waiver by Borrower. Borrower waives presentment, demand, protest, notice of dishonor, notice of demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices and agrees that no extension or indulgence of Borrower or release, substitution or nonenforcement of any security, or release or substitution of Borrower, any guarantor or any other party, whether with or without notice, shall affect the obligations of Borrower.
          SECTION 5. REPRESENTATION AND WARRANTIES
          5.1 Representations and Warranties. Borrower hereby represents and warrants to Holder that:
          (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware;
          (b) Borrower is legally competent and has all necessary power and authority to execute and deliver this Note and has duly executed and delivered this Note;
          (b) this Note is the legal, valid and binding obligation of Borrower;
          (f) the execution and delivery of this Note and the borrowing evidenced hereby do not require the consent or approval of any other party (including any governmental or regulatory body), and do not violate any law, regulation or agreement to which Borrower is a party or by which Borrower or any of its assets may be subject.
          SECTION 6. MISCELLANEOUS.

          6.1 Attorneys’ Fees. Borrower agrees to reimburse Holder and any holder or owner of this Note for any and all costs and expenses (including, without limitation, court costs, legal expenses and attorney fees, whether inside or outside counsel is used, whether or not suit is instituted and, if suit is instituted, whether at the trial court level, appellate level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in collecting or attempting to collect this Note or incurred in any other matter or proceeding relating to this Note or any other Transaction Document.
          6.2 Replacement of Note. At the request of Holder and upon receipt by Borrower of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note and, in case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or, in the case of mutilation, upon surrender and cancellation of this Note, and in all cases upon reimbursement to Borrower of all reasonable expenses incidental thereto, Borrower shall make and deliver to Holder a replacement Note of like tenor in lieu of this Note.
          6.3 Notices. Any notices or other communications required or permitted to be given or made pursuant to this Note shall be in writing and shall be effective upon the date of mailing (if mailed by certified mail, return receipt requested or overnight courier service, proper postage prepaid) or upon the date of delivery (if personally delivered) to the parties at the following addresses (or at such substitute address(es) as a party may hereafter specify by written notice to the other):

If to Borrower:	Saint Jean Industries, Inc.

If to Holder:	Superior Industries International, Inc.

          6.4 Amendment. This Note may not be amended, waived, changed, modified or discharged, except by an agreement in writing signed by the party against whom the enforcement of waiver, change, modification or discharge is sought.
          6.5 Successors and Assigns. The provisions of this Note shall be binding upon and inure to the benefit of each of Borrower and Holder and their respective successors and assigns. None of the obligations of Borrower hereunder may be assigned without the prior written consent of Holder. This Note shall not be transferable by Borrower; however, subject to applicable federal and state securities laws, Holder may transfer this Note to any other person or entity without Borrower’s consent, in which case all references herein to “Holder” shall be deemed to refer to such transferee.
          6.6 No Waiver by Holder. Neither a failure nor a delay on the part of Holder in exercising any right, power or privilege under this Note shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of Holder herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which Holder may have under this Note at law, in equity, by statute or otherwise.
          6.7 Severability. If any term or provision of this Note or the application thereof to any circumstance shall, to any extent, be held invalid, illegal or unenforceable, such term or such provisions shall be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating or rendering unenforceable any remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.
          6.8 Governing Law. THIS NOTE IS MADE IN THE STATE OF CALIFORNIA AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. ANY ACTION UNDER OR ARISING OUT OF THIS NOTE SHALL BE BROUGHT EXCLUSIVELY IN THE STATE OR FEDERAL COURTS SITTING IN LOS ANGELES COUNTY CALIFORNIA. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF SUCH COURTS. BORROWER HEREBY (I) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT BORROWER MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING; (II) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (III) AGREES NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST HOLDER OR ANY OF HOLDER’S PROPERTY CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER TRANSACTION DOCUMENT IN ANY COURT OTHER THAN ONE LOCATED IN LOS ANGELES COUNTY, CALIFORNIA. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR IMPAIR HOLDER’S RIGHT TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW OR HOLDER’S RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.]
          6.9 Titles and Headings. The titles and headings used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.
          6.10 Counterparts. This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          6.11 Further Assurances. Borrower agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Holder may at any time reasonably request in connection with the administration and enforcement of this Note and any other Transaction Document or any part thereof or in order to better assure and confirm unto Holder its rights and remedies hereunder or thereunder.

“BORROWER”

Saint Jean Industries, Inc.

EXHIBIT D
TRANSITIONAL SERVICES PLAN
     The Seller agrees to support the Buyer during a transition period as detailed below to assist in the transfer of business activities, as follows:
Marketing: The Seller agrees to provide the part time services of Pat Locanto for one year. The Seller will be responsible for his salary and benefits and the Buyer will reimburse his discretionary out of pocket travel expenses approved in advance by the Buyer. The Buyer will not be required to provide office or secretarial support. In addition, Seller will provide Japanese representation assistance at no charge to Buyer for a one-year period.
Engineering: It is acknowledged by the parties that the Buyer is already engaged in the business of designing and manufacturing component parts of a similar nature. Accordingly, the engineering support will be limited to access of files, computer workstations and existing software licenses for their remaining terms. In additional, occasional consulting by Fayetteville Design engineering personnel arranged with sufficient advance notice will be provided without charge.
Accounting and Systems: It is the intention of the Buyer to operate as a stand-alone business with separate accounting systems as quickly as practical. However, Seller agrees to allow Buyer to use the existing accounting, computer network and customer order systems for a maximum of 90 days. Buyer will be responsible for the payroll, input of all transactions, origination of purchase orders, posting of customer receipts and any cash disbursements required as a result of the transactions. Seller agrees to provide training to designated personnel of Buyer in any functions they are not familiar.
Costs: Buyer will offer these services free of charge except Buyer will reimburse Seller for any incremental out of pocket expenses approved in advance by Buyer. Examples include ADP charges for the Heber Springs payroll, 401 K set up fees, non-recurring one time computer or data transmission charges as a direct result of this business. Seller will have the right of offset against any monies collected on behalf of the Buyer pursuant to Section 5.5, Collection of Accounts Receivables, of this Agreement or monies due to Buyer pursuant to licensing arrangements.

D-1

AMENDMENT TO ASSET PURCHASE AGREEMENT
     This Amendment dated as of September 27, 2006 (the “Amendment”) by and among Saint Jean Industries, Inc., a Delaware corporation (the “Buyer”), Saint Jean Industries, SAS, a French simplified joint stock company (“SJI”), and Superior Industries International, Inc., a California corporation (the “Seller”), to that certain Asset Purchase Agreement (the “Agreement”) dated as of September 20, 2006, by and among Buyer, SJI and Seller is entered into with reference to the following facts (capitalized terms used but not defined herein have the meanings set forth in the Agreement):
     The parties to the Agreement wish to provide for a temporary arrangement whereby certain accounts receivable that would otherwise be transferred as part of the Acquired Assets shall be retained, and the payment date of a corresponding amount of the Purchase Price shall be deferred as provided for herein.
     Accordingly, the parties hereto agree that notwithstanding any contrary provision in the Agreement or the Bill of Sale and Assumption Agreement:
     1. Subject to paragraph 2 below: (a) the Retained Assets shall be increased by the addition of accounts receivable of the Business having a face value of $5,000,000, the specific accounts receivable retained being the first $5,000,000 of accounts receivable due after the Effective Time, and (b) to the extent Seller receives any payments on such accounts receivable, such payments shall also be Retained Assets; provided that at no time will the aggregate face amount of the accounts receivable retained pursuant to this paragraph 1 and the total amount of payments received on such accounts receivable exceed $5,000,000. The accounts receivable described on Schedule 1.3(vii) of the Agreement shall be deemed modified to include all accounts receivable retained pursuant to this paragraph 1.
     2. Buyer shall pay, and SJI shall cause Buyer to pay, Five Million Dollars of the Purchase Price to Seller not later than the 10th Business Day after the Closing. Upon payment in full of such deferred amount, all accounts receivable retained pursuant to paragraph 1 shall be assigned to Buyer. To the extent Seller has received payments on any such accounts receivable, such payments shall be paid by Seller to Buyer simultaneously with the payment of the deferred Purchase Price, without any netting (accordingly, Seller will receive a lump sum of $5,000,000 in cash, and Buyer will receive an assignment of all accounts receivable retained pursuant to paragraph 1, and all payments received thereon)(it being understood that this shall not affect any other netting or set-off provisions in the Agreement). No interest shall accrue or be payable on either the deferred Purchase Price or any cash received by Buyer hereunder.
     3. In the event Buyer or SJI default on their obligation to pay the deferred Purchase Price pursuant to paragraph 2, Seller’s remedies shall include, but shall not be limited to, retention of the accounts receivable retained under paragraph 1, and all other rights and remedies under the Agreement or applicable law shall apply.
     4. The Agreement and the Bill of Sale and Assumption Agreement shall be deemed modified to the extent necessary to conform to this Amendment. In all other respects the Agreement and the Bill of Sale and Assumption Agreement remain unchanged, and in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized officers as of the day and year first above written.

SELLER		BUYER

Superior Industries International, Inc.		Saint Jean Industries, Inc.

By:	/s/ Steven J. Borick	By:	/s/ Emile Di Serio
	Its: President & CEO		Its: President & CEO

SJI

Saint Jean Industries, SAS

		By:	/s/ Emile Di Serio
Its: President & CEO